Filed Pursuant to Rule 424(b)(2)
Registration No. 333-219941

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 7, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 14, 2017)

DXC Technology Company

£

% Senior Notes due 2025

DXC Technology Company (“DXC”) is offering £                     aggregate principal amount of its     % Senior Notes due 2025 (the “notes”). The notes will mature on January 15, 2025. DXC will pay interest on the notes in cash annually in arrears on January 15 of each year until maturity, commencing January 15, 2019. DXC may redeem the notes as a whole or in part, at its option, at any time or from time to time at the redemption prices described in this prospectus supplement. If a change of control repurchase event occurs as described in this prospectus supplement, DXC will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest to, but not including, the repurchase date. DXC may also redeem the notes, in whole but not in part, prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus any accrued interest and additional amounts payable with respect to the notes to, but not including, the redemption date. See “Description of the Notes—Redemption for Tax Reasons.”

The notes will be unsecured and will rank equally with all of DXC’s existing and future senior unsecured and senior indebtedness from time to time outstanding. The notes will be issued only in registered form in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Investing in these notes involves risks. You should read “Risk Factors” in this prospectus supplement beginning on page S-11 and in the documents incorporated by reference herein for more information about important risks that you should consider before you invest.

	Per note		Total
Public offering price(1)		%	£
Underwriting discount		%	£
Proceeds (before expenses) to DXC		%	£

(1)	Plus accrued interest, if any, from , 2018, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Currently there is no public market for the notes. We intend to apply to list the notes on the New York Stock Exchange (the “NYSE”). We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. There can be no assurance that the notes will be listed on the NYSE or that such listing will be maintained. The NYSE is not a regulated market for the purposes of the EU Directive on Markets in Financial Instruments (2014/65/EU)(as amended, “MiFID II”).

The manufacturer target market (under MIFID II product governance rules) for the notes is eligible counterparties and professional clients only, each as defined in MiFID II, through all distribution channels. No key information document (“KID”) is being prepared in accordance with EU Regulation No 1286/2014 (as amended, “PRIIPs”) as the notes will not be offered, sold or otherwise made available to retail investors in the European Economic Area (“EEA”). See “Description of the Notes—Selling Restrictions.”

The notes will be issued initially in the form of one or more registered global notes (the “global notes”). The global notes will be deposited with a common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and registered in the name of the nominee of the common depositary. Ownership of interests in the global notes will be limited to persons that have accounts with Euroclear or Clearstream or their respective participants. The terms of the indenture relating to the notes will provide for the issuance of definitive registered notes only in certain limited circumstances. The underwriters expect to deliver the notes on or about                 , 2018.

Active Bookrunners

Lloyds Bank	BofA Merrill Lynch

Joint Bookrunners

Barclays	Mizuho Securities	MUFG	RBC Capital Markets

The date of this prospectus supplement is                 , 2018.

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which contains the specific terms of this offering of notes. The second part is the accompanying prospectus dated August 14, 2017, which provides more general information about debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and, where applicable, modifies and supersedes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will, to the extent inconsistent therewith, supersede the information in the accompanying prospectus.

We and the underwriters have not authorized any person to provide you with information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than their respective dates. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement to “DXC,” the “company,” “us,” “we” and “our” refer to DXC Technology Company and its consolidated subsidiaries, unless the context otherwise requires. The term “CSC” refers to Computer Sciences Corporation, a direct wholly owned subsidiary of DXC, and its consolidated subsidiaries, the term “EDS” refers to Enterprise Services LLC, an indirect wholly owned subsidiary of DXC, the term “Everett” refers to Everett SpinCo, Inc., which was renamed DXC Technology Company following the Merger (as defined below) and the term “HPE” refers to Hewlett Packard Enterprise Company. The terms “Pound sterling” and “£” refer to Pound sterling, being the official currency of the United Kingdom, and the terms “U.S. dollars” and “$” refer to the United States dollar, being the official currency of the United States of America.

PRELIMINARY ESTIMATES OF FAIR VALUES

On April 1, 2017, CSC, HPE, Everett and New Everett Merger Sub Inc., a wholly owned subsidiary of Everett (“Merger Sub”), completed the strategic combination of CSC with the Enterprise Services business of HPE to form DXC. The combination was accomplished through a series of transactions that included the transfer by HPE of its Enterprise Services business to Everett, and spin-off by HPE of Everett on March 31, 2017, and the merger of Merger Sub with and into CSC on April 1, 2017 (the “Merger”). At the time of the Merger, Everett was renamed DXC, and as a result of the Merger, CSC became a direct wholly owned subsidiary of DXC. On June 14, 2017, we filed under cover to Form 8-K, DXC’s unaudited pro forma condensed combined financial statements as of and for the year ended March 31, 2017 and the notes related thereto, which is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part (the “Pro Forma Statements”). The Pro Forma Statements were prepared using the acquisition method of accounting that prescribes the purchase price be allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. Our initial preliminary estimates of fair values of the assets acquired and the liabilities assumed, as well as the fair value of non-controlling interest, were based on the information that was available as of the Merger date, and we have continued to evaluate the underlying inputs and assumptions used in such valuations. Subsequent to the Merger, we made a number of refinements to the preliminary purchase price allocation, which would have increased pro forma combined income from continuing operations before taxes by $534 million to $209 million for the year ended March 31, 2017. The increase in pro forma combined income from continuing operations before taxes was primarily attributed to a decrease in depreciation expense arising from a lower fair value assessment for fixed assets, including the fair value of capitalized lease assets resulting from a change in lease classification, offset by an increase in amortization expense arising from a higher fair value assessment of certain intangible assets. For additional information about these preliminary estimates, including our preliminary estimated purchase price allocation as of December 31, 2017, see “Part I—Financial Information—Item 1 Financial Statements (unaudited)—Note 3—Acquisitions” of our quarterly report on Form 10-Q for the period ended December 31, 2017, which is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

All statements and assumptions contained in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:

•	the integration of DXC with CSC’s business, operations and culture and the ability to operate as effectively and efficiently as expected, and the combined company’s ability to successfully manage and integrate acquisitions generally;

•	the ability to realize the synergies and benefits expected to result from the Merger within the anticipated time frame or in the anticipated amounts;

•	other risks related to the Merger including anticipated tax treatment, unforeseen liabilities and future capital expenditures;

•	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate our business;

•	changes in senior management, the loss of key employees or the ability to retain and hire key personnel and maintain relationships with key business partners;

•	business interruptions in connection with our technology systems;

•	the competitive pressures faced by our business;

•	the effects of macroeconomic and geopolitical trends and events;

•	the need to manage third-party suppliers and the effective distribution and delivery of our products and services;

•	the protection of our intellectual property assets, including intellectual property licensed from third parties;

•	the risks associated with international operations;

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;

•	the execution and performance of contracts by us and our suppliers, customers, clients and partners;

•	the resolution of pending investigations, claims and disputes;

•	risks relating to the respective abilities of the parties to the USPS Separation (defined below) to satisfy the conditions to, and to otherwise consummate, the USPS Separation and to achieve the expected results therefrom; and

•	the other factors described under the caption “Risk Factors” of this prospectus supplement and incorporated by reference in this prospectus supplement.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except as required by law.

SUMMARY

This summary highlights some of the information in this prospectus supplement. It may not contain all of the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. In particular, you should read “Risk Factors” in this prospectus supplement as well as “Risk Factors” incorporated by reference into this prospectus supplement from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 2017 and December 31, 2017 for more information about important risks that you should consider before making an investment decision with respect to the notes.

Our Business

We are the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. We serve nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. We are recognized among the best corporate citizens globally.

DXC was formed pursuant to a series of transactions through which DXC was spun off from HPE and a wholly owned subsidiary of DXC was merged with CSC. Following completion of the Merger, DXC became a separate publicly traded company, and its common stock began regular-way trading under the symbol “DXC” on the NYSE on April 3, 2017.

Our reportable segments are Global Business Services (“GBS”), Global Infrastructure Services (“GIS”) and United States Public Sector (“USPS”).

•	Global Business Services. GBS provides innovative technology solutions including Enterprise and Cloud Applications, Consulting Application Services and Analytics. GBS also includes our Industry-aligned IP and Business Process Services. These offerings address key business challenges and accelerate digital transformations tailored to each customer’s industry and specific objectives. GBS strives to help clients understand and take advantage of IT modernization and virtualization across the IT portfolio (hardware, software, networking, storage and computing assets).

Enterprise and Cloud Applications provide industry, business process, systems integration, technical delivery experience and innovation to deliver value across our clients’ enterprise application portfolios. Our Consulting professionals act as a trusted source for our clients in creating bold digital strategies, designing innovative digital experiences, managing complex digital integration and delivering safe and secure digital operations that help our clients disrupt their industry, without disrupting their business operations. Our Application Services offerings utilize our IP and world-class partner ecosystem to modernize and transform our clients’ applications landscape, develop and manage their portfolio and roadmap and execute with precision. In Analytics, we offer a complete portfolio of services to rapidly provide insights and drive impactful business outcomes. Our partner network allows clients to leverage investment while building the analytic solutions of tomorrow. Our industry-aligned IP is centered on the insurance, banking, healthcare and travel and transportation industries.

Activities are primarily related to vertical alignment of software solutions and process-based IP that power mission-critical transaction engines. Our Business Process Services combine business process expertise and intellectual property with the resources of a global Tier I IT services company, leveraging intelligent automation and innovative solutions to reduce manual effort and the associated cost. Key competitive differentiators for GBS include global scale, solution objectivity, depth of industry expertise, strong partnerships, vendor and product independence and end-to-end solutions and capabilities. Evolving business demands such as globalization, fast-developing economies, government regulation and growing concerns around risk, security and compliance drive demand for these offerings.

•	Global Infrastructure Services. GIS provides Cloud, Platforms and Infrastructure Technology Outsourcing, Workplace and Mobility and Security solutions to commercial clients globally. This includes our next-generation cloud offerings, including Infrastructure as a Service (“IaaS”), private cloud solutions and Storage as a Service. GIS provides a portfolio of standard offerings that have predictable outcomes and measurable results while reducing business risk and operational costs for clients. Further, our industry-leading security solutions help clients predict attacks, proactively respond to threats, ensure compliance, and protect data, applications, infrastructure and endpoints. To provide clients with differentiated offerings, GIS maintains a Partner Network to make investments in developing unique offerings and go-to-market strategies. This collaboration helps us independently determine the best technology, develop road maps, and enhance opportunities to differentiate solutions, expand market reach, augment capabilities and jointly deliver impactful solutions that best address client needs.

•	United States Public Sector. USPS delivers technology services and business solutions to all levels of government in the United States. USPS helps clients to address their key objectives of: (1) transforming and modernizing through innovation, (2) enhancing security and privacy, (3) improving efficiency and effectiveness, (4) reducing and optimizing costs and (5) becoming more agile, flexible and resilient. USPS aims to be a transformation partner that can maximize technology’s potential to create the solutions that matter most to its government clients. USPS supports hundreds of accounts at the federal, state and local government levels. Commensurate with our strategy of leading the next generation of IT services, USPS is leveraging our commercial best practices and next-generation offerings to help civilian government agencies address their business issues and provide better and more secure access to citizen services while reducing costs for community & social service, environmental management, education, transportation and general government & revenue collection.

DXC was formed in April 2017 and is incorporated in the State of Nevada. Our principal executive offices, including our global headquarters, are located at 1775 Tysons Boulevard, Tysons, Virginia 22102 and our telephone number at that address is (703) 245-9700. Our website address is www.dxc.technology. This is a textual reference only. The information on, or accessible through, our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the notes.

Recent Developments

The Merger

We modified our segment reporting and retroactively reflected our legal capital on April 1, 2017 as recasted within our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2017, September 30, 2017 and December 31, 2017.

As a result of the Merger, we now have a separate operating segment, USPS, and changed our primary segment performance measure to segment profit from the previously reported consolidated segment operating income. Segment profit includes certain corporate general and administrative costs and excludes certain costs associated with impacts from corporate wide strategic decisions. Segment profit for GBS, GIS and All Other was $492 million, $306 million and ($180) million for the year ended March 31, 2017; $417 million, $239 million and ($251) million for the year ended April 1, 2016; and $542 million, $276 million and ($343) million for the year ended April 3, 2015, respectively.

In addition, we effected a recapitalization of our Common Stock and Preferred Stock (the “Recapitalization”). The Recapitalization, which converted our historical share price from par value $1.00 to par value $0.01 per share, resulted in no change to our total stockholders’ equity or earnings per share.

We did not reissue the audited financial statements incorporated by reference in this prospectus supplement to reflect such change in the segment performance measure and the components of equity. These changes will be incorporated the next time the audited periods are issued or reissued.

USPS Separation

On October 11, 2017, our board of directors unanimously approved a plan to combine our USPS segment with Vencore Holding Corporation (“Vencore”) and KGS Holding Corporation (“KeyPoint”) to form a separate, independent publicly traded company to serve U.S. public sector clients (the “USPS Separation” and such independent company, the “SpinCo”).

For the three and nine months ended December 31, 2017, revenues for our USPS segment accounted for 11.7% and 11.6% of our consolidated revenues, respectively. The table below presents certain financial information for DXC and our USPS segment for the nine months ended December 31, 2017:

	Nine Months Ended December 31, 2017
	DXC	USPS Segment	USPS Segment Percentage
	(in millions)
Revenue	$18,262	$2,113	11.6%
Segment Profit	$2,611	$296	11.3%

As of December 31, 2017, our net debt was $5,614 million, inclusive of capitalized lease obligations. In accordance with the separation agreement, the USPS Separation is expected to include: (1) consideration of $1,050 million, consisting of the distribution of cash and assumed indebtedness, and (2) up to $300 million of assumed capital lease obligations for assets used by USPS. Any capital lease obligations in excess of $300 million will result in cash contribution by DXC to the SpinCo for the excess.

The proposed USPS Separation and related mergers are contingent upon the satisfaction of a number of conditions, certain of which are outside of our control, including the tax-free qualification of the spin-off under Section 355 of the Internal Revenue Code (IRC § 355). Accordingly, we cannot assure you that the USPS Separation will occur on the contemplated timeline or at all. For a further discussion of the conditions and risks related to the proposed USPS Separation and related mergers, see “Part II—Other Information—Item 1A. Risk Factors—Risks Related to the Proposed USPS Separation and Mergers (defined below)” of our quarterly reports on Form 10-Q for the periods ended September 30, 2017 and December 31, 2017, which are incorporated by reference into this prospectus supplement.

EDS Exchange Offer

On February 7, 2018, we completed our previously announced offer to exchange any and all validly tendered and not validly withdrawn 7.45% Senior Notes due 2029 (the “EDS Notes”) issued by the Company’s wholly owned subsidiary, Enterprise Services LLC (formerly known as HP Enterprises LLC, formerly known as Electronic Data Systems, LLC, formerly known as Electronic Data Systems Corporation) (“EDS”), for new 7.45% Senior Notes due 2029 (the “2029 Notes”) of the Company (the “EDS Exchange Offer”).

In connection with the EDS Exchange Offer, DXC issued $233,633,000 aggregate principal amount of 2029 Notes in exchange for the validly tendered and accepted EDS Notes. See “Description of Certain Indebtedness—2029 Notes.” Accordingly, $66,367,000 aggregate principal amount of EDS Notes remained outstanding immediately following the consummation of the EDS Exchange Offer. If the USPS Separation is consummated as currently proposed, the 2029 Notes and EDS Notes will be the obligation of DXC and SpinCo, respectively.

The Offering

Issuer	DXC Technology Company

Securities Offered	£ aggregate principal amount of Senior Notes due 2025 (the “notes”).

Maturity Date	The notes will mature on January 15, 2025.

Interest Rate	% per annum, payable in cash annually in arrears.

Interest Payment Dates	January 15 of each year until maturity, commencing January 15, 2019. If any interest payment date, other than the maturity date, would otherwise be a day that is not a Business Day (as defined herein), the interest payment date will be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on the date such payment was due.

Currency of Payment	All payments of interest and principal, including payments made upon any redemption or repurchase of the notes and any Additional Amounts (as defined herein), will be made in Pound sterling. If Pound sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until Pound sterling is again available to us or so used. In such circumstances, the amount payable on any date in Pound sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Pound sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for Pound sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Description of the Notes—Issuance in Pound Sterling.”

Optional Redemption	The notes will be redeemable as a whole or in part, at our option, at any time or from time to time at the redemption prices described in “Description of the Notes—Optional Redemption.”

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined under “Description of the Notes—Change of Control Triggering Event”), you will have the right, as holders of the notes, to cause us to repurchase your notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the repurchase date. See “Description of the Notes—Change of Control Triggering Event.”

Ranking	The notes will be our direct, unconditional, unsecured and unsubordinated general obligations and will:

•	rank equally in right of payment with all of our other senior unsecured general obligations from time to time outstanding;

•	rank senior in right of payment to any subordinated indebtedness we may incur;

•	be effectively subordinated to any of our secured debt, to the extent of the value of the assets securing such debt; and

•	be effectively subordinated to the obligations, including indebtedness, of our subsidiaries.

Further Issuances	DXC may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will be issued with a different ISIN number from the previously issued notes.

Use of Proceeds	We currently intend to apply the net proceeds from this offering to repay a portion of the £287 million aggregate principle amount of outstanding borrowings under our Revolving Credit Facility (as defined herein), however, depending on prevailing interest rates and other market conditions, we may choose to use the net proceeds for working capital and general corporate purposes, including, but not limited to, the repayment of other outstanding indebtedness. See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	Because affiliates of certain of the underwriters are lenders under our outstanding indebtedness, including the Revolving Credit Facility, they may each receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under such existing indebtedness. Therefore, such underwriters are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. See “Underwriting (Conflicts of Interest)–Conflicts of Interest.”

Book-Entry Form and Denomination	The notes will be issued only in fully registered form, without coupons, in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. The notes will be represented by one or more registered global notes. The global notes will be deposited with a common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and registered in the name of the nominee of the common depositary. Ownership of interests in the global notes will be limited to persons that have accounts with Euroclear or Clearstream or their respective participants. The terms of the indenture relating to the notes will provide for the issuance of definitive registered notes only in certain limited circumstances. See “Description of the Debt Securities—Book-Entry System and Form of Debt Securities” in the accompanying prospectus.

Trading	The notes are a new issue of securities with no established trading market and, although we intend to apply for listing of the notes for trading on the New York Stock Exchange, there can be no assurance that the notes will become listed or will remain listed. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. See “Underwriting (Conflicts of Interest)” in this prospectus supplement for more information about possible market-making by the underwriters.

Risk Factors	Investing in the notes involves risks. You should read “Risk Factors” in this prospectus supplement as well as “Risk Factors” incorporated by reference into this prospectus supplement, including from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 2017 and December 31, 2017 and our Registration Statement filed on Form S-4/A filed with the SEC on February 24, 2017, for a discussion of the risks that you should consider in connection with your investment in the notes.

Trustee	U.S. Bank National Association.

Transfer Agent	U.S. Bank National Association.

Registrar	U.S. Bank National Association.

Paying Agent	Elavon Financial Services DAC, UK Branch.

MiFID II Product Governance

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturer target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer target market assessment) and determining appropriate distribution channels. For these purposes “manufacturer” and “distributor” are to be construed in accordance with MiFID II and the rules and regulations promulgated thereunder. See “Underwriting—Selling Restrictions—Notice to Prospective Investors in the European Economic Area.”

Prohibition of sales to EEA retail investors	No key information document required by PRIIPs for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under PRIIPS. See “Underwriting—Selling Restrictions—Notice to Prospective Investors in the European Economic Area.”

NYSE Listing	We intend to apply to list the notes on the NYSE. We expect trading of the notes on the NYSE to begin within 30 days after the original issue date of the notes. Currently, there is no public market for the notes. There can be no assurance that the notes will be listed on the NYSE or that such listing will be maintained. The NYSE is not a regulated market for the purposes of MiFID II.

Additional Amounts	Subject to certain exceptions and limitations set forth herein, DXC will pay Additional Amounts as may be necessary to ensure that every net payment on a note to a holder who is not a United States person, after deduction or withholding by DXC or the paying agent for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See “Description of the Notes—Payment of Additional Amounts.”

Redemption for Tax Reasons	DXC may redeem the notes, in whole but not in part, in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at 100% of the principal amount of the notes to be redeemed (plus any accrued interest and Additional Amounts then payable with respect to the notes to, but not including, the redemption date). See “Description of the Notes—Redemption for Tax Reasons.”

RISK FACTORS

Investing in the notes involves risks. In connection with any investment in the notes, you should consider carefully the information under the heading “Risk Factors” incorporated by reference into this prospectus supplement, including from our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2017, September 30, 2017 and December 31, 2017 and our Registration Statement on Form S-4/A filed with the SEC on February 24, 2017 and the following risk factors. You should also carefully consider the other information included in this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and the additional information described under the heading “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Our indebtedness may adversely affect our business, financial condition and results of operations, as well as our ability to meet our payment obligations under the notes and our other debt.

Following this offering we will continue to have a significant amount of debt and debt service requirements. As of December 31, 2017, after giving pro forma effect to the EDS Exchange Offer and this offering of the notes, DXC and its subsidiaries had outstanding indebtedness of approximately $                     billion, not including $1.8 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to satisfy our debt obligations, including under the notes, and other ongoing business obligations, which may result in defaults;

•	experiencing events of default if we fail to comply with the financial and other covenants contained in the agreements governing our debt instruments, which could result in all of our debt becoming immediately due and payable or require us to negotiate an amendment to financial or other covenants that could cause us to incur additional fees and expenses;

•	subjecting us to the risk of increased sensitivity to interest rate increases in our outstanding indebtedness that bears interest at variable rates and could cause our debt service obligations to increase significantly;

•	increasing the risk of a future credit ratings downgrade of our debt, which could increase future debt costs and limit the future availability of debt financing;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industries in which we operate, and the overall economy;

•	placing us at a competitive disadvantage compared to any of our competitors that have less debt or are less leveraged; and

•	increasing our vulnerability to the impact of adverse economic and industry conditions.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate sufficient cash flow from operations, or that current or future borrowings will be sufficient to meet our current debt obligations under the notes and our other debt and to fund other liquidity needs.

The notes will be effectively subordinated to the obligations of our subsidiaries.

Because our subsidiaries are not guaranteeing our obligations under the notes, holders of the notes will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings. All obligations of our subsidiaries would be effectively senior to the notes. As a result, in the event of the bankruptcy, liquidation or reorganization of DXC or upon acceleration of the notes due to an event of default, our subsidiaries’ assets will be available to pay its obligations on the notes only after all of the creditors of those subsidiaries have been paid in full. As of December 31, 2017, after giving pro forma effect to the EDS Exchange Offer, our subsidiaries would have had outstanding indebtedness of approximately $0.9 billion, not including $1.8 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services

If new debt or other liabilities are added to our current debt levels, our ability to meet our payment obligations under the notes and our other debt could be adversely affected.

Despite our current indebtedness levels, we may be able to incur substantially more debt. This could exacerbate further the risks associated with our leverage.

We may incur substantial additional indebtedness for many reasons, including to fund acquisitions. The terms of the indenture that will govern the notes generally will not restrict us from doing so. As of December 31, 2017, we had commitments available to be borrowed under the Revolving Credit Facility of $3.4 billion, after giving effect to $0.4 billion of Revolving Credit Facility borrowings. In addition, the indenture allows us to issue additional notes under certain circumstances. Although the indenture places some limitations on our ability and the ability of certain of our subsidiaries to create liens securing indebtedness, there are significant exceptions to these limitations that will allow us and our subsidiaries to secure significant amounts of indebtedness without equally and ratably securing the notes. If we or our subsidiaries incur secured indebtedness and such secured indebtedness is either accelerated or becomes subject to a bankruptcy, liquidation or reorganization, our and our subsidiaries’ assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes that are not similarly secured. Subject to certain limitations, the indenture also does not restrict our subsidiaries, including without limitation all of our non-U.S. subsidiaries, from incurring additional debt, which would be structurally senior to the notes. In addition, the indenture does not prevent us or our subsidiaries from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we now face could intensify.

The indenture that will govern the notes contains negative covenants that may have a limited effect.

The indenture that will govern the notes contains limited covenants that will restrict our ability and ability of certain of our subsidiaries to create certain liens, enter into certain sale and lease-back transactions and consolidate or merge with or into, or sell our consolidated assets substantially as an entirety to, another person. These limited covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to a substantial amount of new debt. Additionally, the covenants in the indenture will not limit the ability of us and our subsidiaries to, among other things, incur unsecured debt, pay dividends, repurchase stock, make investments, dispose of assets not constituting our consolidated assets substantially as an entirety or enter into transactions with our affiliates.

Fraudulent conveyance laws may void the notes or subordinate the notes.

The issuance of the notes may be subject to review under applicable bankruptcy laws or relevant fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our creditors. Under these laws, if in such a lawsuit a court were to find that, at the time the notes were issued, we:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt, and DXC:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the notes or subordinate the notes to our presently existing or future debt or take other actions detrimental to you.

We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued that the payments constituted fraudulent transfers on another ground.

Under the indenture, the Change of Control Triggering Event that would require us to repurchase the notes are subject to a number of significant limitations, and certain change of control events that affect the market price of the notes may not give rise to any obligation to repurchase the notes.

Although we will be required under the indenture to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event (defined below), the term “Change of Control Triggering Event” is limited in its scope and does not include all change of control events that might affect the market value of the notes. In particular, we are required to repurchase the notes upon certain change of control events only if the ratings of the notes are lowered below investment grade during the relevant “trigger period.” As a result, our obligation to repurchase the notes upon the occurrence of a change of control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

We may be unable to purchase the notes upon a change of control.

The terms of the notes will require us to make an offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of the purchase. The occurrence of a Change of Control Triggering Event would cause an event of default under the senior credit facilities and therefore could cause us to have to repay amounts outstanding thereunder, and any financing arrangements we may enter into in the future may also require repayment of amounts outstanding in the event of a Change of Control Triggering Event and therefore limit our ability to fund the repurchase of your notes pursuant to the Change of Control Offer. It is possible that we will not have sufficient funds, or be able to arrange for additional financing, at the time of the Change of Control Triggering Event to make the required repurchase of notes. If we have insufficient funds to repurchase all notes that holders tender for purchase pursuant to the Change of Control Offer, and we are unable to raise additional capital, an event of default would occur under the indenture. An event of default could cause any other debt that we may have at that time to become automatically due, further exacerbating our financial condition and diminishing the value and liquidity of the notes. We cannot assure you that additional capital would be available to us on acceptable terms, or at all. See “Description of the Notes—Change of Control Triggering Event.”

An active trading market may not develop for the notes.

The notes are a new issuance of securities for which no public trading market currently exists. A liquid market for the notes may not develop or be maintained. Although we expect the notes to be listed for trading on the

NYSE, no assurance can be given that the notes will become or remain listed, that a trading market for the notes will develop or of the price at which investors may be able to sell the notes, if at all. In addition, we will have no obligations to maintain, and may terminate without the consent of the holders of the notes, any listing of the notes on the NYSE. In addition, the trading price of the notes may fluctuate, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. The market for the notes may not be free from disruptions that may adversely affect the prices at which you may sell the notes.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The price for the notes depends on many factors, including:

•	our credit ratings;

•	prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to us;

•	our financial condition, financial performance and prospects, including those related to the Merger; and

•	the overall conditions of the general economy and the financial markets.

The conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

Ratings of the notes could be lowered in the future.

We expect that the notes will be rated “investment grade” by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on the notes and the ultimate payment of principal of the notes on the final maturity date. The reduction, suspension or withdrawal of the ratings of the notes will not, in and of itself, constitute an event of default under the indenture.

An investment in the notes by a purchaser whose home currency is not Pound sterling entails significant risks.

All payments of interest on and the principal of the notes, any redemption price for the notes and any Additional Amounts payable will be made in Pound sterling. An investment in the notes by a purchaser whose home currency is not Pound sterling entails significant risks. These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and Pound sterling and the possibility of the imposition or subsequent modification of foreign exchange controls and tax consequences as a result of any foreign exchange gains. These risks generally depend on factors over which we have no control, such as economic, financial and political events and the supply of and demand for the relevant currencies. In the past, rates of exchange between Pound sterling and certain other currencies have been highly volatile, and each holder should be aware that volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the Pound sterling against the holder’s home currency would result in a decrease in the effective yield of the notes below their coupon rate and, in certain circumstances, could result in a loss to the holder.

This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than an investor’s home currency. Investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

The notes permit us to make payments in U.S. dollars if we are unable to obtain Pound sterling.

All payments of interest and principal, including payments made upon any redemption or repurchase of the notes and any Additional Amounts, will be made in Pound sterling; provided that if the Pound sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control, then all payments in respect of the notes will be made in U.S. dollars until the Pound sterling is again available to us or so used. In such circumstances, the amount payable on any date in Pound sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Pound sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for Pound sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Description of the Notes—Issuance in Pound Sterling.”

In a lawsuit for payment on the notes, an investor may bear a currency exchange risk.

The indenture is, and the notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in Pound sterling. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear a currency exchange risk until a New York state court judgment is entered. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the notes would apply the foregoing New York law.

In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of Pound sterling into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.

Trading in the clearing systems is subject to minimum denomination requirements.

The terms of the notes provide that notes will be issued in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of £1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for (i) DXC on a historical basis for the nine months ended December 31, 2017 and (ii) CSC on a historical basis, for each of the fiscal years in the last five-year period.

For the purpose of computing these ratios, “earnings” consists of income from continuing operations before taxes, interest and expense on indebtedness and the interest portion of rentals. “Fixed charges” consists of interest expense, rental expense and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	DXC For The Nine Months Ended December 31, 2017	CSC For The Fiscal Year Ended
		March 31, 2017		April 1, 2016	April 3, 2015		March 28, 2014	March 29, 2013
Ratio of earnings to fixed charges	2.9	—	(a)	1.0	—	(b)	4.6	—	(c)

(a)	Reported earnings were insufficient to cover fixed charges during fiscal 2017 by $175 million.
(b)	Reported earnings were insufficient to cover fixed charges during fiscal 2015 by $674 million.
(c)	Reported earnings were insufficient to cover fixed charges during fiscal 2013 by $249 million.

CURRENCY CONVERSION

All payments of interest and principal, including payments made upon any redemption or repurchase of the notes and any Additional Amounts, will be made in Pound sterling; provided that if Pound sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Pound sterling is again available to us or so used. In such circumstances, the amount payable on any date in Pound sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second business day prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Pound sterling exchange rate published in The Wall Street Journal on or prior to the second business day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the Pound sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing. See “Description of the Notes—Issuance in Pound Sterling.”

The table below sets forth, for the periods indicated, information concerning the Pound sterling/U.S. dollar exchange rates as announced by the Board of Governors of the Federal Reserve System (expressed in U.S. dollars per £1.00). The rates in this table are provided for your reference only.

	High	Low	Average
January 29—February 2, 2018	$1.4247	$1.4042	$1.4146
February 5—9, 2018	$1.4022	$1.3794	$1.3913
February 12—16, 2018	$1.4061	$1.3820	$1.3957
February 19—23, 2018	$1.4021	$1.3939	$1.3971

Unless otherwise specified, the Pound sterling/U.S. dollar exchange rate used in this prospectus supplement is £1.00 = U.S. $                    , as announced by Bloomberg on                         , 2018.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors—The notes permit us to make payments in U.S. dollars if we are unable to obtain Pound sterling” in this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately £                    , after deducting underwriting discounts and other expenses related to this offering payable by us.

We currently intend to apply the net proceeds from this offering to repay a portion of the £287 million aggregate principal amount of outstanding borrowings under our Revolving Credit Facility, however, depending on prevailing interest rates and other market conditions, we may choose to use the net proceeds for working capital and general corporate purposes, including, but not limited to, the repayment of other outstanding indebtedness.

As of December 31, 2017, outstanding borrowings under our Revolving Credit Facility were £287 million, or $388 million at the December 31, 2017 exchange rate. Such borrowings mature on January 15, 2023 and bear interest at the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin of between 0.680% and 1.300%, with the applicable rate determined with reference to a ratings-based pricing grid.

Certain of the underwriters and their affiliates are lenders under our outstanding indebtedness, including the Revolving Credit Facility, and may therefore receive 5% or more of the net proceeds of this offering due to the repayment of such indebtedness. See “Underwriting (Conflicts of Interest)–Conflicts of Interest.”

CAPITALIZATION

The following table sets forth cash and cash equivalents, indebtedness and capitalization for DXC as of December 31, 2017 (1) on an actual basis, (2) on a pro forma basis to give effect to the EDS Exchange Offer and (3) on a pro forma as adjusted basis to give effect to the EDS Exchange Offer, this offering and the currently anticipated application of the proceeds from this offering described in “Use of Proceeds.”

This table should be read in conjunction with, and is qualified in its entirety by reference to, our and CSC’s historical financial statements and the notes to those statements included or incorporated by reference in this prospectus.

	As of December 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
(in millions)	(unaudited)
Cash and cash equivalents	$2,926	$2,914	$

Short-term obligations:
Commercial paper	$841	$841	$
EUR Term Loan due 2018	480	480
Current maturities of long-term debt	128	128
Current maturities of capitalized lease liabilities	724	724

Total short-term debt and current maturities of long-term debt	2,173	2,173
Long-term obligations:(1)
U.K. Term Loan due 2019	250	250
AUD Term Loan due 2021	215	215
Euro Term Loan due 2022	179	179
USD Term Loan due 2022	1,149	1,149
Revolving Credit Facility(2)	388	388
2.875% Senior Notes due 2020(3)	503	503
Senior Floating Rate Notes due 2021	646	646
4.45% Senior Notes due 2022(4)	278	278
4.45% Senior Notes due 2022(4) (CSC Notes)	174	174
4.25% Senior Notes due 2024(3)	507	507
4.75% Senior Notes due 2027(3)	509	509
7.45% Senior Notes due 2029 (EDS Notes)(5)	357	79
7.45% Senior Notes due 2029(5)	—	278
Notes offered hereby(6)	—	—
Lease credit facility, various	51	51
Capitalized lease liabilities	1,518	1,518
Borrowings for assets acquired under long-term financing	318	318
Mandatorily redeemable preferred stock due 2023	61	61
Other debt(7)	116	116

Long-term debt	7,219	7,219
Less: current maturities of long-term debt	852	852

Total long-term debt, net of current maturities	$6,367	$6,367	$

	As of December 31, 2017
	Actual	Pro Forma	Pro Forma As Adjusted
(in millions)	(unaudited)
Stockholders’ equity:
Common stock	$3	$3	$
Additional paid-in capital	12,201	12,201
Retained earnings	834	834
Accumulated other comprehensive loss	(118)	(118)
Treasury stock, at cost	(83)	(83)

Total stockholders’ equity	12,837	12,837
Noncontrolling interests in subsidiaries	365	365

Total Equity	$13,202	$13,202	$

Total capitalization	$21,742	$21,742	$

(1)	See “Description of Certain Indebtedness” for a description of certain of the loans and facilities in the table above.
(2)	DXC is the principal borrower and CSC is a subsidiary borrower under the Revolving Credit Facility. Classified as short-term if we intend to repay within 12 months (other than from refinancing) and as long-term otherwise. As of December 31, 2017, $3.81 billion of commitments were outstanding under the Revolving Credit Facility, of which $3.74 billion matures on January 15, 2023 and $70.0 million matures on January 15, 2021.
(3)	The 2.875% Senior Notes due 2020, 4.250% Senior Notes due 2024 and 4.750% Senior Notes due 2027 notes each reflect the actual principal amount outstanding in addition to aggregate unamortized premiums of $20 million resulting from the application of fair value accounting resulting from the Merger.
(4)	The 4.450% Senior Notes due 2022 and 4.450% Senior Notes due 2022 (CSC Notes) each reflect the actual principal amount outstanding in addition to aggregate unamortized premiums of $7 million.
(5)	The 7.45% Senior Notes due 2029 and 7.45% Senior Notes due 2029 (EDS Notes) each reflect the actual principal amount outstanding in addition to aggregate unamortized premiums of $57 million resulting from the application of fair value accounting resulting from the Merger. DXC is currently holding $234 million aggregate principal amount of the 7.45% Senior Notes due 2029 (EDS Notes) in treasury and expects to retire such notes immediately prior to the consummation of the USPS Separation.
(6)	Reflects the U.S. dollar equivalent of the aggregate principal amount of the notes offered hereby from Pound sterling using the exchange rate of £1.00=U.S. $ on , 2018, as announced by Bloomberg.
(7)	Other debt consists of mortgage payable of $67 million and certain other borrowings of $49 million and includes aggregate unamortized fair value premiums of $8 million.

DESCRIPTION OF THE NOTES

The following, along with the additional information contained under “Description of the Debt Securities” in the accompanying prospectus, is a summary of the material provisions of the indenture referred to below and the notes. This description supplements the information under “Description of the Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition that is provided in the accompanying prospectus. The descriptions in this prospectus supplement and the accompanying prospectus contain descriptions of certain terms of the notes and the indenture but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture (including the forms of notes) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “DXC,” “we,” “our” and “us” refer only to DXC Technology Company and not to its subsidiaries.

General

The notes will constitute a single series of debt securities issued under an indenture dated as of March 27, 2017, between DXC and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a sixth supplemental indenture to be dated as of                 , 2018 among DXC, the trustee and Elavon Financial Services DAC, UK Branch, as paying agent (the “paying agent”) (collectively, the “indenture”).

The notes will be our direct, unconditional, unsecured and unsubordinated general obligations. The notes will rank equally in right of payment with all of our other senior unsecured general obligations from time to time outstanding and senior in right of payment to any subordinated debt we may incur. As of December 31, 2017, we and our subsidiaries had outstanding indebtedness of approximately $8.5 billion. The notes will be effectively subordinated to the obligations, including indebtedness, of our subsidiaries. As of December 31, 2017, after giving pro forma effect to the EDS Exchange Offer, our subsidiaries would have had outstanding indebtedness of approximately $0.9 billion, not including $1.8 billion of capital leases and asset financing used by our subsidiaries in the provisioning of IT and infrastructure services.

The notes will be issued initially in the form of one or more registered global notes (the “global notes”). The global notes will be deposited with a common depositary for Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) and registered in the name of the nominee of the common depositary. Ownership of interests in the global notes will be limited to persons that have accounts with Euroclear or Clearstream or their respective participants. The terms of the indenture relating to the notes will provide for the issuance of definitive registered notes only in certain limited circumstances

The notes will be issued only in fully registered form, without coupons, in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or any integral multiple of £1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Interest on the notes will accrue at the annual rate of     %. Interest on the notes is payable annually in arrears on January 15 of each year, beginning on January 15, 2019. We will make each interest payment to the holders of record at the close of business on the January 1 immediately preceding the applicable interest payment date. The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or                 , 2018, if no interest has been paid on the notes), to, but excluding, the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Issuance in Pound Sterling

All payments of interest and principal, including payments made upon any redemption or repurchase of the notes, will be made in Pound sterling; provided that if Pound sterling is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until Pound sterling is again available to us or so used. In such circumstances, the amount payable on any date in Pound sterling will be converted into U.S. dollars at the rate mandated by the Board of Governors of the Federal Reserve System as of the close of business on the second Business Day (as defined herein) prior to the relevant payment date or, if the Board of Governors of the Federal Reserve System has not announced a rate of conversion, on the basis of the most recent U.S. dollar/Pound sterling exchange rate published in The Wall Street Journal on or prior to the second Business Day prior to the relevant payment date or, in the event The Wall Street Journal has not published such exchange rate, the rate will be determined in our sole discretion on the basis of the most recently available market exchange rate for the Pound sterling. Any payment in respect of the notes so made in U.S. dollars will not constitute an Event of Default (as defined in the indenture). Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

As of                     , 2018, the closing Pound sterling/U.S. dollar exchange rate was £1.00 = U.S. $            , as announced by Bloomberg.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors—The notes permit us to make payments in U.S. dollars if we are unable to obtain Pound sterling” in this prospectus supplement.

Principal, Maturity and Interest

The notes offered hereby will be initially limited to an aggregate principal amount of £                    . Interest on the notes will be computed on an ACTUAL/ACTUAL (ICMA) day count convention. Interest on the notes will accrue at the annual rate of     %. The notes will mature on January 15, 2025.

Interest will be payable annually in arrears on January 15 of each year, commencing on January 15, 2019. DXC will make each interest payment to the holders of record of the notes at the close of business on the January 1 immediately preceding the applicable interest payment date. Interest on the notes will accrue from and including the date the notes are issued or from and including the most recent interest payment date to but excluding the relevant interest payment date.

Issuance of Additional Notes

We may from time to time, without notice to or the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as the notes in all respects. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if the additional notes are not fungible with the previously issued notes for U.S. federal income tax purposes, the additional notes will be issued with a different ISIN number from the previously issued notes.

The notes will be issued in registered form without coupons in minimum denominations of £100,000 and integral multiples of £1,000 in excess thereof.

Methods of Receiving Payments on the Notes

We will make payments in respect of the notes in global form (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account of the paying agent. If any interest payment date, other than the maturity date, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the immediately succeeding day that is a Business Day, with the same force and effect as if made on the date such payment was due. If the maturity date of the notes falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday (i) that is not a day on which banking institutions in the City of New York, London or another place of payment on the notes are authorized or obligated by law, regulation or executive order to close and (ii) that is also a London banking day and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.

Trustee, Paying Agent and Registrar for the Notes

U.S. Bank National Association will initially act as trustee, registrar and transfer agent for the notes. Elavon Financial Services DAC, UK Branch will initially act as paying agent. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

We designate as an agency where the notes may be presented for payment, as provided in the indenture, the office of the paying agent at 125 Old Broad Street, Fifth Floor, London, EC2N 1AR, United Kingdom.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. Holders will be required to pay all taxes due on transfer. DXC will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

The notes will be redeemable as a whole or in part, at our option, at any time or from time to time, at a redemption price equal to the greater of:

•	100% of the principal amount of such notes to be redeemed, and

•	as determined by the Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such interest payments accrued as of the redemption date), discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Treasury Rate plus basis points, plus, in either of the above cases, accrued and unpaid interest to, but excluding, the date of redemption.

For purposes of this section “Optional Redemption,” the following terms have the following meanings:

“Comparable Government Gilt” means, in relation to any Treasury Rate calculation, a United Kingdom government gilt whose maturity is closest to the maturity of the notes, or if we or the Independent Investment Banker considers that such similar gilt is not in issue, such other United Kingdom government gilt as we or the Independent Investment Banker, with the advice of three brokers of, and/or market makers in, United Kingdom government gilts selected by us or the Independent Investment Banker, determine to be appropriate for determining the Treasury Rate.

“Independent Investment Banker” means an independent investment institution of national standing, which may be one of the Reference Treasury Dealers or their respective affiliates, selected by us.

“Reference Treasury Dealer” means each of (i) Merrill Lynch International and a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by Lloyds Bank plc and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Treasury Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the notes to be redeemed, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Gilt on the basis of the middle market price of the Comparable Government Gilt prevailing at 11:00 a.m. (London time) on such business day as determined by us or the Independent Investment Banker.

Notice of any redemption will be mailed (or otherwise transmitted in accordance with applicable procedures of Euroclear and Clearstream) at least 10 days but not more than 90 days before the redemption date to each holder of notes to be redeemed. If we elect to partially redeem the notes, the notes to be redeemed will be selected by lot (or otherwise in accordance with applicable procedures of Euroclear and Clearstream).

Unless we default in payment of the redemption price and accrued and unpaid interest on the notes, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

If any redemption date would otherwise be a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

In addition, the notes are subject to redemption prior to maturity if certain events occur involving U.S. taxation. If any of these special tax events do occur, the notes will be redeemed at a redemption price of 100% of their principal amount plus any accrued and unpaid interest and Additional Amounts then payable with respect to the notes. See “—Redemption for Tax Reasons.”

Mandatory Redemption or Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes as described above under “Optional Redemption,” we will be required to make an offer (a “Change of Control Offer”) to each holder of such notes to repurchase all or any part (equal to £100,000 or an integral multiple of £1,000 in excess thereof) of that holder’s notes at a repurchase price, payable in cash, equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of the notes, with a copy to the trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 10 days and no later than 90 days from the date such notice is delivered (the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer, or (ii) we provide notice of an optional redemption of the notes of a series and there is not a default in payment of the redemption price.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such compliance.

For purposes of this Change of Control section, the following terms have the following meanings:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a single transaction or a series of related transactions, of all or substantially all of DXC’s assets and the assets of its subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in Section 13(d)(3) of the Exchange Act) (other than to DXC or one of its subsidiaries); (2) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of DXC, measured by voting power rather than number of shares; (3) DXC consolidates with, or merges with or into any person, or any person consolidates with, or merges with or into DXC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of DXC or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of DXC outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of DXC.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) (A) DXC becomes a direct or indirect wholly-owned subsidiary of a holding company and (B) the direct or indirect holders of DXC’s Voting Stock immediately prior to that transaction are the holders of more than 50% of the Voting Stock of such holding company, or (ii) DXC consolidates with, or merges with or into, any person that results in the surviving person remaining a public company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s; BBB- (or the equivalent) by S&P; and BBB- (or the equivalent) by Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies selected by DXC.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if either Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of such notes publicly available for reasons outside of the control of DXC, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by DXC as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Rating Event” means the rating on the notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing on the earlier of the date of the first public occurrence of a Change of Control or the date of public notice of an agreement that, if consummated, would result in a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Payment of Additional Amounts

DXC will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by DXC or the paying agent of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge (“Tax”) imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1)	to any Tax that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds the notes), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i)	being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(iii)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax;

(iv)	being or having been a “10-percent shareholder” of us as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”);

(v)	being a controlled foreign corporation that is related to us within the meaning of Section 864(d)(4) of the Code; or

(vi)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(2)	to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)	to any Tax that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Tax;

(4)	to any Tax that is imposed otherwise than by withholding by us or a paying agent from the payment;

(5)	to any Tax that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Tax;

(7)	to any Tax required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(8)	to any Tax that would not have been imposed but for the presentation by the holder of any note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any Tax imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(10)	in the case of any combination of items (1) through (9) above.

The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading “—Payment of Additional Amounts,” DXC will not be required to make any payment for any Tax imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision. As used under “—Payment of Additional Amounts” and under “—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

If DXC is required to pay Additional Amounts with respect to the notes, DXC will notify the trustee and paying agent pursuant to an officer’s certificate that specifies the Additional Amounts payable and when the Additional Amounts are payable. If the trustee and the paying agent do not receive such an officer’s certificate from us, the trustee and paying agent may rely on the absence of such an officer’s certificate in assuming that no such Additional Amounts are payable.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, DXC becomes or, based upon a written opinion of independent counsel selected by DXC, will become obligated to pay Additional Amounts as described herein under “—Payment of Additional Amounts” with respect to the notes, then DXC may at any time at its option redeem, in whole but not in part, the notes on not less than 10 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on those notes to, but not including, the date fixed for redemption.

Certain Covenants

Except as set forth in this “Description of the Notes,” and in “Description of the Debt Securities” in the accompanying prospectus, neither we nor any subsidiary of ours will be restricted by the indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distribution on equity interests or purchasing equity interests. Additionally, the indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Limitation on DXC’s Ability to Incur Liens

Other than as provided below under “DXC May Incur Permitted Liens and DXC May Enter into Permitted Sale/Lease-back Transactions,” neither DXC nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any Lien on DXC’s property, to secure any Indebtedness of DXC or a Restricted Subsidiary, without effectively providing that the notes shall be equally and ratably secured until such time as such Indebtedness is no longer secured by such Lien, except:

•	Liens existing as of the issue date of the notes; and any extension, renewal or replacement (or successive extensions, renewals or replacements) of any such Lien; provided that no such extension, renewal or replacement will extend to or cover any property other than the property covered by such existing Lien;

•	Liens on property existing at the time DXC or any of its Restricted Subsidiaries acquires such property, provided that such Liens:

(i)	are not incurred in connection with, or in contemplation of the acquisition of the property acquired; and

(ii)	do not extend to or cover any of DXC’s property or any of its Restricted Subsidiaries’ property other than the property so acquired;

•	Liens on any property of a corporation or other entity existing at the time such corporation or entity becomes DXC’s Restricted Subsidiary or is merged into or consolidated with DXC or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of such corporation or entity as an entirety or substantially as an entirety to DXC or a Restricted Subsidiary, provided that such Liens:

(i)	are not incurred in connection with or in contemplation of such corporation or entity becoming a Restricted Subsidiary or merging or consolidating with DXC or a Restricted Subsidiary or are not incurred in connection with or in contemplation of the sale, lease or other disposition of the properties of such corporation or other entity; and

(ii)	do not extend to or cover any of DXC’s property or any of its Restricted Subsidiaries’ property other than the property of such corporation or other entity;

•	Purchase money Liens upon or in any real or personal property (including fixtures and other equipment) that DXC or any of its Restricted Subsidiaries hold or have acquired to secure the purchase price of such property or to secure Indebtedness incurred solely to finance or refinance the acquisition or improvement of such property and incurred within 270 days after completion of such acquisition or improvement;

•	Liens to secure Indebtedness owing to DXC or to a Restricted Subsidiary;

•	Liens for taxes, assessments or other governmental charges not yet due or payable or not overdue for a period of more than 60 days or that are being contested by DXC or a Restricted Subsidiary, and for which DXC maintains adequate reserves in accordance with GAAP, and attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an event of default;

•	Liens in favor of the United States to secure amounts paid to DXC or any of its Restricted Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;

•	Liens incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

•	Liens in favor of suppliers, producers, operators, workmen, materialmen, mechanics, workmen or repairmen, landlord’s Liens for rent or other similar Liens arising, in each case, in the ordinary course of business in respect of obligations which are not overdue or which are being contested by DXC or any Restricted Subsidiary in good faith and by appropriate proceedings;

•	Liens consisting of zoning restrictions, licenses, easements, covenants, rights-of-way, utility easements, building restrictions and similar encumbrances and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property;

•	Liens arising under leases or subleases of real or personal property that do not, individually or in the aggregate, materially detract from the value of such real or personal property or materially interfere with the ordinary conduct of the business conducted at such real property or with respect to such personal property;

•	Liens arising under licenses or sublicenses of intellectual property granted in the ordinary course of business;

•	Liens arising by reason of deposits with, or giving any form of security to, any governmental agency or any body created or approved by law or government regulation;

•

Liens created by or resulting from any litigation or other proceeding that is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against DXC or any Restricted Subsidiary with respect to which DXC or any of its Restricted Subsidiaries is in good faith prosecuting an appeal or proceedings for review for which the time to make an appeal has not yet expired, and Liens relating to final unappealable judgments that are satisfied within 60 days of the date of judgment or Liens incurred by DXC or any Restricted Subsidiary for the purposes of obtaining a stay or discharge in the course of any litigation proceeding to which DXC or any of its Restricted Subsidiaries is a party;

•	Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;

•	Liens relating to hedging and similar arrangements entered into in the ordinary course of business, including without limitation interest rate or foreign currency hedging arrangements;

•	Liens incurred or deposits made by DXC or its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits, taxes, assessments, statutory obligations or other similar charges, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds or other similar obligations (exclusive of obligations for the payment of borrowed money);

•	Liens on account receivables or related assets resulting from the sale of such account receivables or such related assets, or Liens arising in connection with or related to any securitization financings, factoring arrangements or assignments thereof that may be entered into by DXC or any Restricted Subsidiary;

•	Liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances;

•	Liens on property incurred in sale and lease-back transactions permitted under the covenant described below under the caption “Limitation on DXC’s Ability to Enter Into Sale and Lease-Back Transactions”; and

•	Liens constituting any extension, renewal or replacement of any Liens listed above to the extent the principal amount of the Indebtedness secured by such Lien is not increased (except to the extent of any premiums, fees or other costs associated with any such extension, renewal or replacement) and the property encumbered by any such Lien is the same as or substantially similar in nature to the property encumbered by the Lien being extended, renewed or replaced.

Limitation on DXC’s Ability to Enter Into Sale and Lease-Back Transactions

Other than as provided below under “DXC May Incur Permitted Liens and DXC May Enter into Permitted Sale/Lease-back Transactions,” neither DXC nor any of its Restricted Subsidiaries will enter into any sale and lease-back transaction with a term longer than three years, unless:

•	such transaction was entered into prior to the issue date of the notes;

•	such transaction was for the sale and leasing back to DXC of any property by one of its Restricted Subsidiaries;

•	DXC would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the notes pursuant to the first paragraph of “Limitation on DXC’s Ability to Incur Liens” above; or

•	DXC applies an amount equal to the fair value of the property sold to the purchase of property or to the retirement of its long-term Indebtedness (including the notes) within 365 days of the effective date of any such sale and lease-back transaction.

DXC May Incur Permitted Liens and DXC May Enter into Permitted Sale/Lease-back Transactions

Notwithstanding the restrictions set forth above under “Limitation on DXC’s Ability to Incur Liens” and “Limitation on DXC’s Ability to Enter into Sale/Lease-back Transactions,” DXC or any of its Restricted Subsidiaries may create, incur, assume or suffer to exist any Lien or enter into any sale and lease-back transaction not otherwise permitted as described above; provided that, at the time of such event, and after giving effect to that event, the aggregate amount of all Indebtedness secured by Liens permitted by this paragraph (excluding the Liens permitted pursuant to the bullet points under “Limitation on DXC’s Ability to Incur Liens” above) and the aggregate amount of all Attributable Debt in respect of sale and lease-back transaction permitted by this paragraph (excluding the sale and lease-back transaction permitted under “Limitation on DXC’s Ability to Enter into Sale/Lease-back Transactions” above), measured, in each case, at the time any such Lien is incurred or any such sale and lease-back transaction is entered into, by DXC or any Restricted Subsidiary does not exceed 20% of DXC’s Consolidated Net Tangible Assets.

For purposes of this section “DXC May Incur Permitted Liens and DXC May Enter into Permitted Sale/Lease-back Transactions,” the following terms have the following meanings:

“Attributable Debt” with respect to any sale and lease-back transaction means the present value of the minimum rental payments called for during the term of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.

“Consolidated Net Tangible Assets” means, as of any particular time, the aggregate amount of DXC’s assets and the assets of its subsidiaries (in each case, less applicable reserves and other properly deductible items) after deducting from such amount:

•	all current liabilities other than (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of capital lease obligations, and

•	intangible assets, to the extent included in such aggregate assets, all as set forth on DXC’s then most recent consolidated balance sheet and computed in accordance with GAAP.

Certain Definitions

As used in this “Description of the Notes”, the following terms have the meanings set forth below.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.

“Indebtedness” of any specified person means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or obligations under capital leases, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet); provided that Indebtedness shall exclude (i) Indebtedness that is required to be converted at, or prior to, maturity into equity securities of DXC, and (ii) advances and overdrafts in respect of cash pooling and multi-currency notional pooling programs.

“Lien” means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Restricted Subsidiary” means any Subsidiary (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, or (b) which holds more than 5.0%

of DXC’s Consolidated Net Tangible Assets; except for any Subsidiary primarily engaged in financing receivables or in the finance business.

“Subsidiary” of any specified person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof.

Book-Entry, Delivery and Form

We have obtained the information in this section concerning Clearstream Banking, société anonyme (“Clearstream”), and Euroclear Bank S.A./N.V., or its successor (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.

The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream’s or Euroclear’s names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in Pound sterling, except as described in this prospectus supplement under “Currency Conversion.”

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a senior note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. We have obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and settlement procedures

Investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.

Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated notes

If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following descriptions are summaries of the material terms of certain of our indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements, which are incorporated by reference herein.

We refer to the Term Loan, the EUR Term Loan, the U.K. Term Loan, the AUD Term Loan and the Revolving Credit Facility, collectively, and as they may be amended, replaced, refinanced, amended and restated, supplemented or otherwise modified from time to time, as the “senior credit facilities.”

Term Loan

On December 16, 2016, we entered into a senior unsecured Term Loan Credit Agreement (as amended or supplemented to date, the “Term Loan”) in an aggregate principal amount of the U.S. dollar equivalent of $2.0 billion with certain financial institutions party thereto (the “DXC Lenders”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), as administrative agent (the “DXC Administrative Agent”), which is comprised of (i) Tranche A-1 Term Loans in U.S. dollars in an aggregate principal amount of $375 million that are scheduled to mature on the date that is three years following the Funding Date (as defined below) (the “Tranche A-1 Loans”), (ii) Tranche A-2 Term Loans in U.S. dollars in an aggregate principal amount of $1.310 billion that are scheduled to mature on the date that is five years following the Funding Date (the “Tranche A-2 Loans”) and (iii) Tranche A-3 Term Loans in Euros in an aggregate principal amount of the Euro equivalent of $315 million that are scheduled to mature on the date that is five years following the Funding Date (the “Tranche A-3 Loans”).

Under the Term Loan, borrowings bear interest at a variable rate equal to, (i) with respect to the Tranche A-1 Loans, at our option, (x) the Eurocurrency Rate (as defined in the Term Loan) for a one, two, three or six month interest period, plus a margin of between 0.875% and 1.625% based on the public rating that has been most recently announced by either of S&P or Moody’s, as the case may be, with respect to our senior, unsecured, non-credit enhanced, long-term debt securities or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency (the “DXC Pricing Grid”), or (y) the greatest of the rate of interest announced publicly by BTMU in New York, New York, from time to time, as BTMU’s “Prime Rate,” the Federal Funds Rate plus 0.5%, and the Eurocurrency Rate for a one-month interest period plus 1% (“Base Rate”), in each case plus a margin of between 0% and 0.625%, based on the DXC Pricing Grid, (ii) with respect to the Tranche A-2 Loans, at our option, (x) the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin of between 1.00% and 1.75%, based on the DXC Pricing Grid or (y) the Base Rate plus a margin of between 0% and 0.75%, based on the DXC Pricing Grid, and (iii) with respect to the Tranche A-3 Loans, the Eurocurrency Rate for a one, two, three or six month interest period, plus a margin of between 0.75% and 1.35%, based on the DXC Pricing Grid.

Amortization of the Tranche A-2 Loans and the Tranche A-3 Loans will be paid on a quarterly basis at the rate of 5.0% of the original principal amount thereof per annum, with the remaining principal amount to be repaid at maturity. The Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the Term Loan cannot be redrawn.

The Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Revolving Credit Facility, the U.K. Term Loan and the AUD Term Loan (as defined below), including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the Term Loan, commencing with our first full fiscal quarter ending after the Funding Date, we are required to maintain a ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The Term Loan includes various customary remedies for the DXC Lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the Term Loan.

All $375 million outstanding under the Tranche A-1 Loans were repaid on September 28, 2017. As of December 31, 2017, the Tranche A-2 Loans were funded in an aggregate principal amount of $1.2 billion and the Tranche A-3 Loans were funded in an aggregate principal amount of €149 million.

EUR Term Loan

On September 14, 2017, ES Sinope Holding B.V., a company incorporated under the laws of the Netherlands and a wholly owned subsidiary of DXC, as borrower (the “Borrower”), and BTMU, as lender (together with the other lenders from time to time party thereto, the “EUR Lenders”) and as administrative agent, entered into a Term Loan Credit Agreement in an aggregate principal amount of €400 million (as amended or supplemented to date, the “EUR Term Loan Credit Agreement”; the senior unsecured term loan credit facility thereunder, the “EUR Term Facility”). The proceeds from the EUR Term Facility were used to finance a distribution to us and for general corporate purposes. The distribution proceeds were used to repay other indebtedness.

The EUR Term Facility is scheduled to mature on May 12, 2018 (the “Maturity Date”). The Borrower shall repay the outstanding principal amount of the borrowings under the EUR Term Facility on the Maturity Date. The Borrower is permitted to prepay borrowings under the EUR Term Facility from time to time prior to the Maturity Date. Any prepayment under the EUR Term Facility cannot be redrawn.

Borrowings under the EUR Term Facility bear interest at the EURIBOR rate for a three-month interest period plus 1.75%, payable on the last day of each interest period and on the Maturity Date.

The EUR Term Loan Credit Agreement contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, including (i) cross payment event of default with respect to indebtedness of at least US$250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) DXC ceasing to own, directly or indirectly, individually or in the aggregate with its subsidiaries, 100% of all issued and outstanding equity interests of the Borrower. In addition, under the EUR Term Loan Credit Agreement, the Borrower is required to maintain minimum total assets and minimum cash and cash equivalents as of the end of each fiscal quarter.

The EUR Term Loan Credit Agreement includes various customary remedies for the EUR Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the EUR Term Facility.

Revolving Credit Facility

On October 11, 2013, CSC amended and restated its senior unsecured revolving credit facility (as amended or supplemented to date, the “Revolving Credit Facility”) by and among CSC, as borrower, the lenders from time to time party thereto (the “Revolving Lenders”), Citibank, N.A. (“Citibank”), as administrative agent (the “Revolving Agent”), Citicorp International Limited as tranche B sub-agent, and Citibank International PLC, London Branch as swing line sub-agent.

In connection with the Merger, CSC entered into debt financing commitment letters with certain financial institutions (the “Conditional Lenders”), pursuant to which the Conditional Lenders committed to provide CSC with $815 million of incremental commitments under the Revolving Credit Facility (the “Incremental Revolving Commitments”).

On June 21, 2016, the Revolving Credit Facility was amended to increase the maximum amount of incremental commitments that can be incurred thereunder, which resulted in a maximum potential facility size of $4.0 billion.

On February 17, 2017, CSC entered into that certain Waiver and Amendment No. 3 to the Amended and Restated Credit Agreement (“Amendment No. 3 (RCF)”) with the Revolving Agent and each of the Revolving Lenders party to the Revolving Credit Facility as of such date. On April 3, 2017, pursuant to the terms of Amendment No. 3 (RCF), CSC was replaced with DXC as the “Company” (including, as the principal borrower and as the guarantor of borrowings by subsidiary borrowers, as the entity whose consolidated financial results are measured by the financial covenants and whose ratings determine the RCF Pricing Grid (as defined below), as the entity to whom (and to whose subsidiaries) the representations and warranties, covenants and events of default generally apply, etc.) under the Revolving Credit Facility and CSC was designated as a subsidiary borrower thereunder.

On April 3, 2017, upon completion of the Merger, DXC and the incremental lenders providing such incremental commitments exercised an option under the Revolving Credit Facility to incur incremental commitments thereunder in an aggregate amount of $740 million (the “Merger-Related Incremental Revolving Commitments”). The incurrence of the Merger-Related Incremental Revolving Commitments resulted in an increase in the aggregate outstanding size of the unsecured revolving credit facility under the Revolving Credit Facility from $2.95 billion to $3.69 billion, consisting of $3.12 billion under the Tranche A Facility (as defined in the Revolving Credit Facility), which is available to be drawn in US dollars, Euro and Pound sterling, and $570 million under the Tranche B Facility (as defined in the Revolving Credit Facility), which is available to be drawn in US dollars, Euro, Pound sterling, Yen, Singapore Dollars and Australian Dollars. On September 26, 2017, we received commitments to extend the maturity date of the Revolving Credit Facility (the “Extension”). On September 27, 2017, certain incremental lenders committed to provide DXC with $120 million of incremental commitments under the Revolving Credit Facility (the “Extension-Related Incremental Revolving Commitments”). The incurrence of the Extension-Related Incremental Revolving Commitments resulted in an increase in the aggregate outstanding size of the unsecured revolving credit facility under the Revolving Credit Facility to $3.81 billion, consisting of $3.24 billion under the Tranche A Facility and $570 million under the Tranche B Facility. The Extension and the Extension-Related Incremental Revolving Commitments became effective on the anniversary of the closing date of the Revolving Credit Facility on October 11, 2017. As a result of the Extension and the incurrence of the Extension-Related Incremental Revolving Commitments, $3.74 billion will mature on January 15, 2023 and $70 million will mature on January 15, 2021.

Under the Revolving Credit Facility, borrowings bear interest at a variable rate equal to (i) with respect to advances denominated in U.S. dollars, at our option, (x) the Eurocurrency Rate (as defined in the Revolving Credit Facility) for a one, two, three or six month interest period, plus a margin of between 0.680% and 1.300%, based on a pricing grid substantially consistent with the DXC Pricing Grid (the “RCF Pricing Grid”) or (y) the greatest of the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate, the Federal Funds Rate plus 0.5%, and the Eurocurrency Rate for a one-month interest period plus 1%, in each case plus a margin of between 0% and 0.300%, based on the RCF Pricing Grid and (ii) with respect to advances denominated in Euro, Pound sterling, Yen, Singapore Dollars and Australian Dollars, the Eurocurrency Rate for a one, two, three or (except with respect to any advance denominated in Singapore Dollars) six month interest period, plus a margin of between 0.680% and 1.300%, based on the RCF Pricing Grid.

The Revolving Credit Facility contains provisions for adding domestic and foreign subsidiaries of DXC as additional borrowers thereunder as well as the creation of additional multi-currency or local currency tranches. The Revolving Credit Facility provides that prepayment of outstanding amounts is permitted at any time. The Revolving Credit Facility contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the U.K. Term Loan and the AUD Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the Revolving Credit Facility, we are required to maintain a ratio of EBITDA to consolidated interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The Revolving Credit Facility includes various customary remedies for the Revolving Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the Revolving Credit Facility. As of December 31, 2017, outstanding borrowings under the Revolving Credit Facility were £287 million, or $388 million at the December 31, 2017 exchange rate.

Receivables Securitization Facility

On December 21, 2016, CSC established a $250 million accounts receivable securitization facility (as amended or supplemented to date, the “Receivables Facility”) with certain unaffiliated financial institutions (the “Purchasers”) for the sale of commercial accounts receivable in the United States. Under the Receivables Facility, CSC (as contributing originator, in such capacity, the “Contributing Originator”) and certain of its subsidiaries (together with the Contributing Originator, collectively, the “Sellers”) sell billed and unbilled accounts receivable and certain rights related thereto to CSC Receivables LLC (“CSC Receivables”), a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by CSC. CSC Receivables in turn sells such purchased accounts receivable and related rights in their entirety to the Purchasers pursuant to a receivables purchase agreement, as amended by a first amendment to the receivables purchase agreement on January 24, 2017, and the second amendment to receivables purchase agreement on September 15, 2017. Sales of receivables by CSC Receivables occur continuously and are settled on a monthly basis. The proceeds from the sale of these receivables comprise a combination of cash and a deferred purchase price receivable (“DPP”). The DPP is realized by the Sellers upon the ultimate collection of the underlying receivables sold to the Purchasers. The amount available under the Receivables Facility fluctuates over time based on the total amount of eligible receivables generated during the normal course of business after deducting excess concentrations. The Receivables Facility terminates on September 14, 2018, but may be extended for one or more optional one-year extensions, if agreed to by the Purchasers.

The Company’s risk of loss following the transfer of accounts receivable under the Receivables Facility is limited to the DPP outstanding and any short-falls in collections for specified non-credit related reasons after sale. Payment of the DPP is not subject to significant risks other than delinquencies and credit losses on accounts receivable sold under the Receivables Facility.

Certain obligations of the Sellers under the Receivables Facility and CSC, as initial servicer, are guaranteed by the Company under a performance guaranty, made in favor of an administrative agent on behalf of the Purchasers. However, the performance guaranty does not cover CSC Receivables’ obligations to pay yield, fees or invested amounts to the administrative agent or any of the Purchasers.

As of December 31, 2017, the total availability under the Receivables Facility was approximately $177 million. The Sellers use the proceeds from receivables sales under the Receivables Facility for general corporate purposes.

Receivables Sales Facility

On July 14, 2017, EDS entered into a Master Accounts Receivable Purchase Agreement (as amended or supplemented to date, the “Purchase Agreement”) with certain financial institutions (the “Financial Institutions”). The Purchase Agreement established a federal government obligor receivables purchase facility (the “Receivables Sales Facility”). Concurrently, we entered into a guaranty made in favor of the Financial Institutions, that guarantees the obligations of the sellers and servicers of receivables under the Purchase Agreement. However, the guaranty does not cover any credit losses under the receivables. In connection with the

USPS Separation, we entered into certain amendments to the guaranty whereby we can request to terminate the guarantee at the time of the USPS Separation and the Spinco will be the new direct or indirect parent of EDS and will enter into a new guaranty of EDS’ obligations under the Purchase Agreement. In accordance with the terms of the Purchase Agreement, on January 23, 2018, the Purchase Agreement was amended to increase the Receivable Sales Facility limit from $200 million to $300 million (the “Receivables Sales Facility Limit”) in outstanding funding based on the availability of eligible receivables and the satisfaction of certain conditions.

Under the Receivables Sales Facility, we sell eligible federal government obligor receivables, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where EDS has performed work and revenue has been recognized in accordance with generally accepted accounting principles, subject to satisfaction of other required conditions. The Receivables Sales Facility results in the continuous non-recourse true sale of eligible receivables by EDS to the purchasers party thereto. We have no retained interests in the transferred receivables other than collection and administrative functions for the Financial Institutions for a servicing fee. The Receivables Sales Facility is a committed facility that has an initial term of one year, unless terminated earlier by EDS, the agent or the purchasers party thereto. The Purchase Agreement also provides for optional extensions of the Receivables Sales Facility’s term, if agreed to by the purchasers, in each case for an additional six month duration. Each such extension may be requested as early as 210 days prior to, and not less than sixty days prior to, the then scheduled termination date. As of December 31, 2017, there was $203 million of receivables sold and funded outstanding under the Receivables Sales Facility. We use the proceeds from receivables sales under the Receivables Sales Facility for general corporate purposes.

U.K. Term Loan

On December 16, 2015, CSC Computer Sciences U.K. Holdings Limited, as borrower (the “U.K. Borrower”), and CSC, as guarantor, the financial institutions party thereto (the “U.K. Lenders”) and Lloyds Bank plc, as administrative agent and initial lender (the “U.K. Agent”), entered into a Credit Agreement (as amended or supplemented to date, the “U.K. Term Loan”). Advances under the U.K. Term Loan were used, first, to repay advances under the U.K. Borrower’s existing credit agreement dated as of December 18, 2013 among the U.K. Borrower, CSC, as guarantor, and the U.K. Agent and, thereafter, for general corporate purposes. On February 17, 2017, CSC entered into that certain Waiver and Amendment No. 2 to the Credit Agreement (“Amendment No. 2 (U.K.)”) with the U.K. Borrower, the U.K. Agent and each of the U.K. Lenders party to the U.K. Term Loan as of such date. On April 3, 2017, pursuant to the terms of Amendment No. 2 (UK), CSC was replaced with DXC as the “Company” (including, as the guarantor of the U.K. Borrower’s obligations, as the entity whose consolidated financial results are measured by the financial covenants, as the entity to whom (and to whose subsidiaries) the representations and warranties, covenants and events of default generally apply, etc.) under the U.K. Term Loan.

The U.K. Term Loan is a £200 million (subject to the U.K. Borrower’s option to request that the commitments be increased to £300 million if the lenders are, in their discretion, willing to provide such increase) delayed-draw senior unsecured term loan. The U.K. Term Loan (i) permitted the U.K. Borrower to request advances in respect of the £200 million initial commitments prior to January 15, 2016 and (ii) permits the U.K. Borrower to request advances in respect of the additional £100 million in incremental commitments at the time the commitments are increased. The U.K. Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the U.K. Term Loan cannot be redrawn. Advances made under the U.K. Term Loan bear interest at LIBOR for such interest period plus 0.65%, payable on the last day of such interest period.

The U.K. Term Loan is scheduled to mature on January 15, 2019, or, if earlier, the date that is a specified period after the date upon which the U.K. Borrower ceases to be a subsidiary of DXC. The U.K. Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the Revolving Credit Facility and the AUD Term Loan, including (i) cross payment event of default with respect to indebtedness of at least $250 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the U.K. Term Loan, we are required to maintain a ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The U.K. Term Loan includes various customary remedies for the U.K. Lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the U.K. Term Loan.

As of December 31, 2017, the U.K. Term Loan was funded in a principal amount of £185 million.

AUD Term Loan

On August 3, 2017, we amended and restated the Syndicated Facility Agreement originally entered into on July 25, 2016 (as amended or supplemented to date, the “AUD Term Loan”) to increase the aggregate facility size of the delayed-draw senior unsecured term loan from A$100 million to A$200 million and modify the scheduled maturity date of the facility from August 8, 2021 to August 17, 2021. On September 14, 2017, we further amended the AUD Term Loan to increase the aggregate facility size to A$275 million (as amended, the “AUD Term Facility”).

Borrowings under the AUD Term Facility bear interest at a variable rate equal to the BBSY Bid (as defined in the AUD Term Loan) for a one, two, three or six-month interest period (or any other period agreed between DXC and the AUD Agent), plus a margin of between 0.95% and 1.45%, based on a pricing grid based on the published credit ratings of DXC. Amortization of the AUD Term Facility is payable annually at the rate of 5.0% per annum of the AUD Term Loans as of October 14, 2017 with the remaining principal amount to be repaid at maturity. The AUD Term Loan provides that prepayment of outstanding amounts is permitted at any time. Any payment of principal under the AUD Term Facility cannot be redrawn.

The AUD Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, consistent with the Term Loan, the Revolving Credit Facility and the U.K. Term Loan. The AUD Term Loan includes various customary remedies for the AUD Lenders following an event of default, including the acceleration of repayment of outstanding amounts under the AUD Term loan.

2022 Notes

On September 18, 2012, CSC issued in a registered offering its 4.45% Senior Notes due 2022 (the “CSC Notes”) under a Base Indenture, dated as of September 18, 2012, between CSC and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of September 18, 2012, between CSC and the trustee (together, the “CSC Indenture”). Interest on the CSC Notes is payable on September 15 and March 15 of each year, and the CSC Notes mature on September 18, 2022.

On August 9, 2017, we completed an exchange offer (the “CSC Exchange”), whereby $274 million aggregate principal amount of CSC Notes were tendered in exchange for a like aggregate principal amount of 4.45% Senior Notes due 2022 (the “2022 Notes”) issued by us. Upon completion of the CSC Exchange, $170 million aggregate principal amount of CSC Notes remained outstanding.

The 2022 Notes were issued by us under the DXC Base Indenture, as supplemented by the Second Supplemental Indenture thereto, dated as of August 9, 2017. Interest on the 2022 Notes is payable on September 15 and March 15 of each year, and the 2022 Notes mature on September 18, 2022.

2020 Notes, 2024 Notes and 2027 Notes

On March 27, 2017, we issued in an unregistered offering 2.875% Senior Notes due 2020 (the “Old 2020 Notes”), 4.250% Senior Notes due 2024 (the “Old 2024 Notes”) and 4.750% Senior Notes due 2027 (the “Old 2027 Notes” and, together with the Old 2020 Notes and the Old 2024 Notes, the “Old Notes”). In connection with the issuance of the Old Notes, we entered into a registration rights agreement, dated March 27, 2017, by and among DXC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc. and RBC Capital Markets, LLC, as representatives of the initial purchasers named therein, which provides the holders of the Old Notes certain rights relating to the registration of new notes under the Securities Act.

On August 9, 2017, we completed a registered exchange offer (the “DXC Exchange”), whereby $500 million aggregate principal amount of Old 2020 Notes, $500 million aggregate principal amount of Old 2024 Notes and $500 million aggregate principal amount of Old 2027 Notes were tendered in exchange for a like aggregate principal amount of new 2.875% Senior Notes due 2020 (the “2020 Notes”), 4.250% Senior Notes due 2024 (the “2024 Notes”) and 4.750% Senior Notes due 2027 (the “2027 Notes” and, together with the 2020 Notes and the 2024 Notes, the “New Notes”), respectively. The terms of the New Notes are identical in all material respects to the terms of the corresponding series of Old Notes, except that the New Notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. Upon completion of the DXC Exchange, all of the Old 2020 Notes and Old 2024 Notes were cancelled and $0.5 million aggregate principal amount of Old 2027 Notes remained outstanding. The DXC Exchange did not have a material impact on our capitalization.

The New Notes were issued by us under the DXC Base Indenture, as supplemented by the Third Supplemental Indenture thereto, dated as of August 9, 2017. Interest on the 2020 Notes is payable on March 27 and September 27 of each year, and the 2020 Notes mature on March 27, 2020. Interest on the 2024 Notes is payable on April 15 and October 15 of each year, and the 2024 Notes mature on April 15, 2024. Interest on the 2027 Notes is payable on April 15 and October 15 of each year, and the 2027 Notes mature on April 15, 2027.

Floating Rate Notes due 2021

On August 17, 2017, we issued $650 million aggregate principal amount of Senior Floating Rate Notes due 2021 (the “2021 Notes”) in a registered offering under the DXC Base Indenture, as supplemented by the Fourth Supplemental Indenture thereto, dated as of August 17, 2017. Interest on the 2021 Notes is payable quarterly on March 1, June 1, September 1 and December 1 of each year (the “Interest Reset Date”), commencing on September 1, 2017, and the 2021 Notes mature on March 1, 2021.

The 2021 Notes bear a floating interest rate equal to the Three-month Libor plus a margin of 0.95%. The interest rate will be reset quarterly on the Interest Reset Date.

2029 Notes

On October 12, 1999, EDS issued in a registered offering $300 million aggregate principal amount of EDS Notes under an Indenture, dated as of August 12, 1996, among EDS, Hewlett Packard Enterprise Company, a Delaware corporation (the “Guarantor”), and the Bank of New York Mellon Trust Company N.A. (successor to Chase Bank of Texas, National Association (formerly known as Texas Commerce Bank National Association)), as trustee, (as amended and supplemented, the “EDS Indenture”). The EDS Notes were deregistered on September 9, 2008. Interest on the EDS Notes is payable on April 15 and October 15 of each year, and the EDS Notes mature on October 15, 2029.

On February 7, 2018, we completed the EDS Exchange Offer, whereby $234 million aggregate principal amount of EDS Notes were tendered in exchange for a like aggregate principal amount of 2029 Notes. We are currently holding the $234 million aggregate principal amount of EDS Notes tendered in the Exchange Offer in treasury and expect to retire such EDS Notes immediately prior to the consummation of the USPS Separation.

The $234 million aggregate principal amount of 2029 Notes were issued by us under the DXC Base Indenture, as supplemented by the Fifth Supplemental Indenture thereto, dated as of February 7, 2018. Interest on the 2022 Notes is payable on April 15 and October 15 of each year, and the 2029 Notes mature on October 15, 2029.

Euro-Commercial Paper Programme

In July 2015, CSC established a €500 million Euro-Commercial Paper Programme (the “Programme”), under which its indirect subsidiary, CSC Capital Funding Limited (subsequently renamed DXC Capital Funding Limited), may from time to time issue Euro-commercial paper with a maturity of up to a year and which may be issued at a discount or at a premium or may bear fixed or floating rate interest. The notes were guaranteed by CSC and CSC Computer Sciences International S.à r.l. The Programme was upsized in 2016 to allow issuance of a maximum of €1 billion in principal amount of notes. On February 16, 2017, CSC entered into an amendment to the Programme pursuant to which notes issued under the Programme on or after that date and before the consummation of the Merger would incorporate a provision pursuant to which DXC would be substituted as guarantor in place of CSC following the consummation of the Merger. On April 3, 2017, the substitution took effect in respect of notes issued on or after February 16, 2017 and before April 3, 2017. In addition, on April 3, 2017, the Programme was amended such that notes issued on or after April 3, 2017 will, at all times, be guaranteed by DXC. As of December 31, 2017, €700 million in principal amount of notes are outstanding under the Programme, which are guaranteed by DXC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership and disposition of the notes issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of the notes.

This discussion is limited to holders who hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold to the public for cash). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding the notes as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding the notes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations Applicable to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a note that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Payments of Stated Interest on the Notes

Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of tax accounting for U.S. federal income tax purposes.

A U.S. Holder that uses the cash method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the notes in Pound sterling, will be required to include in ordinary income an amount equal to the U.S. dollar value of the interest payment, based on the spot rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A cash method U.S. Holder will not recognize foreign currency exchange gain or loss with respect to the receipt of such payment, but may recognize exchange gain or loss attributable to the actual disposition of the Pound sterling received.

A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes and that receives a payment of stated interest on the notes in Pound sterling, may determine the amount recognized with respect to such interest in accordance with either of two methods. Under the first method, such U.S. Holder will recognize income for each taxable year equal to the U.S. dollar value of the Pound sterling accrued for such year determined by translating such amount into U.S. dollars at the average rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year). Alternatively, such U.S. Holder may make an election (which must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS) to translate accrued interest income at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year in the case of a partial accrual period), or at the spot rate on the date of receipt, if that date is within five business days of the last day of the accrual period. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize foreign currency gain or loss, on the date interest is received, equal to the difference, if any, between the U.S. dollar value of such payment, determined at the spot rate on the date the payment is received, and the U.S. dollar value of the interest income previously included in respect of such payment, regardless of whether the payment is in fact converted to U.S. dollars. This exchange gain or loss will be treated as ordinary income or loss and generally will not be treated as an adjustment to interest income or expense.

Original Issue Discount

It is expected that the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. However, the notes will be treated as issued with OID if the stated principal amount of the notes exceeds their issue price (as described above) by an amount equal to or greater than a statutorily defined de minimis amount. Generally, de minimis OID is equal to 0.0025 of the stated principal amount multiplied by the number of complete years to maturity. In the event the notes are issued with OID, U.S. Holders will generally be required to include such OID in gross income (as ordinary income) for U.S. federal income tax purposes on an annual basis under a constant yield accrual method regardless of the U.S. Holder’s regular method of tax accounting. As a result, U.S. Holders will generally include any OID in income in advance of the receipt of cash attributable to such income.

In the event that the notes are issued with OID, the amount of OID includible in income by a U.S. Holder is the sum of the “daily portions” of OID with respect to a note for each day during the taxable year or portion thereof in which such U.S. Holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID that accrued in such period. The “accrual period” of a note may be of any length up to one year and may vary in length over the term of the note, provided that each scheduled payment of principal or interest occurs either on the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of stated interest allocable to such accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a note at the start of any accrual period is generally equal to its issue price, increased by the accrued OID for each prior accrual period. Under these rules, a U.S. Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

Any OID on the notes will be determined for any accrual period in Pound sterling and then translated into U.S. dollars, in accordance with either of the two alternative methods described above in the third paragraph of “—Payments of Stated Interest on the Notes,” regardless of whether U.S. Holders use the cash method of accounting or the accrual method of accounting.

A. U.S. Holder will recognize exchange gain or loss when OID is paid (including, upon the sale of a note, the receipt of proceeds that include amounts attributable to OID previously included in income) to the extent of the difference, if any, between the U.S. dollar value of the Pound sterling payment received (translated at the spot rate on the date such payment is received) and the U.S. dollar value of the accrued OID, as determined in the manner described above. This exchange gain or loss will be treated as ordinary income or loss generally will not be treated as an adjustment to interest income or expense.

A U.S. Holder may elect, subject to certain limitations, to include in gross income all interest on a note as OID and calculate the amount includible in gross income on a constant yield basis as described above. For purposes of this election, interest includes stated interest, OID and de minimis OID. This election is made for the taxable year in which the U.S. Holder acquired the note and may not be revoked without the consent of the IRS. U.S. Holders should consult its tax advisors about this election.

Sale or Other Taxable Disposition

Subject to the foreign currency rules described below, a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a note. The amount of such gain or loss will generally equal the difference between the amount received for the note in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note. If a U.S. Holder disposes of a note in a taxable transaction in exchange for Pound sterling, the amount realized by a U.S. Holder generally will be based on the U.S. dollar value of the Pound sterling received translated at the spot rate on the date of disposition. In the case of a note that is traded on an established securities market, as defined in the applicable Treasury Regulations, a cash method U.S. Holder and, if it so elects, an accrual method U.S. Holder, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the disposition. No assurance can be given regarding whether the notes will be traded on an established securities market. If an accrual method U.S. Holder makes the election described above, such election must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS. If an accrual method U.S. Holder does not make this election, such holder will recognize exchange gain or loss to the extent that there are exchange rate fluctuations between the sale date and the settlement date, and such gain or loss generally will constitute ordinary income or loss.

A U.S. Holder’s adjusted tax basis in a note generally will be equal to the U.S. Holder’s U.S. dollar cost for the note, increased by any OID previously included in income with respect to the note and decreased by the amount of any cash payments previously made on the note to the U.S. Holder. If a U.S. Holder uses foreign currency to purchase a note, the U.S. dollar cost of the note will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a note that is traded on an established securities market, a cash method U.S. Holder, and, if it so elects, an accrual method U.S. Holder, will determine the U.S. dollar value of the cost of such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in exchange gain or loss for a U.S. Holder.

Subject to the discussion of exchange gain or loss below, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Upon the sale or other taxable disposition of a note, a U.S. Holder may recognize gain or loss that is attributable to fluctuations in currency exchange rates with respect to the principal amount of the note. For these purposes, the principal amount of a note is the U.S. Holder’s purchase price in Pound sterling. Gain or loss attributable to fluctuations in exchange rates with respect to the principal amount of a note generally will equal the difference between (i) the U.S. dollar value of the principal amount, determined on the date such payment is received or such note is disposed of and (ii) the U.S. dollar value of the principal amount of the note, determined on the date the U.S. Holder acquired such note. In addition, upon the sale or other taxable disposition of a note a U.S. Holder may realize exchange gain or loss attributable to amounts received in respect of accrued and unpaid interest or accrued OID, as applicable. Any such exchange gain or loss with respect to accrued interest or OID will be determined as discussed under “—Payments of Stated Interest on the Notes” and “—Original Issue Discount.” However, upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will realize exchange gain or loss with respect to principal, accrued interest or accrued OID only to the extent of the total gain or loss realized on the disposition.

Tax Return Disclosure Requirement

Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a note or foreign currency received in respect of a note to the extent that any such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of an applicable threshold amount. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to an investment in the notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives payments on a note (including with respect to accrued OID) or receives proceeds from the sale or other taxable disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of a note that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below regarding backup withholding and FATCA (as defined below), payments of interest, including any accrued OID, on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax, or withholding tax of 30% (or such lower rate specified by an applicable income tax treaty), provided that:

•	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•	either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, such Non-U.S. Holder may be entitled to a reduction in or an exemption from withholding on such interest (including any accrued OID) as a result of an applicable tax treaty. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established.

If interest, including any accrued OID, paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such interest is attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest, including any accrued OID, paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Any such effectively connected interest (including any accrued OID) generally will be subject to U.S. federal income tax at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest (including any accrued OID), as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest, including the payment of any accrued OID, and must be updated periodically. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a note (such amount excludes any amount allocable to accrued and unpaid interest, including any accrued OID, which generally will be treated as interest and may be subject to the rules discussed above in “—Payments of Interest”) unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of interest, including any accrued OID, to a Non-U.S. Holder generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder certifies its non-U.S. status as described above under “—Payments of Interest.” However, information returns are required to be filed with the IRS in connection with any interest, including any accrued OID, paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of a note (including a retirement or redemption of the note) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption. Proceeds of a disposition of a note paid outside the United States and conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on (including any accrued OID), or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a note (including any accrued OID), and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

We will not pay Additional Amounts with respect to any withholding taxes imposed under FATCA.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement between us and Lloyds Bank plc and Merrill Lynch International, as representatives of the underwriters named below (the “Representatives”), each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the aggregate principal amount of notes set forth opposite such underwriter’s name below.

Underwriters	Principal amount of notes
Lloyds Bank plc	£
Merrill Lynch International
Barclays Bank PLC
Mizuho International plc
MUFG Securities EMEA plc
RBC Europe Limited

Total	£

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed     % of the aggregate principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the aggregate principal amount of the notes. After the initial offering of the notes to the public, the underwriters may change the public offering prices and concessions. The offering of the notes by the underwriters is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed that, during the period commencing on the date of this prospectus supplement and ending on the date that the notes are delivered by the underwriters to purchasers, we will not, without the prior written consent of the Representatives (which consent may be withheld at their sole discretion), directly or indirectly, sell, offer or contract to sell, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any of our debt securities that are similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes (other than as contemplated by the underwriting agreement with respect to the notes or commercial paper issued in the ordinary course of business). The Representatives, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

The underwriters will receive an underwriting discount of     % per note in connection with this offering. We estimate that our total expenses for this offering, excluding underwriting discounts, will be approximately $            .

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We intend to apply to list the notes on the NYSE. We expect trading in the notes on the NYSE to begin within 30 days after the original issue date. There can be no assurance that the notes will be listed on the NYSE or that such listing will be maintained. The NYSE is not a regulated market for the purposes of MiFID II. We cannot assure the liquidity of the trading market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Settlement

We expect that delivery of the notes will be made to investors on or about                 , 2018 (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes.

In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering may be used to repay our outstanding indebtedness. Certain of the underwriters and their affiliates are lenders under our outstanding indebtedness, including the U.K. Term Loan and the Revolving Credit Facility. In particular, Lloyds Bank plc acts as the Administrative Agent and Joint Lead Arranger under our U.K Term Loan and an affiliate of Lloyds Bank plc acts as the Arranger under our Revolving Credit Facility; affiliates of Merrill Lynch International act as Syndication Agent and Arranger under our Revolving Credit Facility; Barclays Bank PLC acts as Co-Documentation Agent under our Revolving Credit Facility; affiliates of Mizuho International plc act as Arranger under our U.K. Term Loan and as Arranger under our Revolving Credit Facility; and affiliates of MUFG Securities EMEA plc act as Joint Lead Arranger under our U.K. Term Loan and as Syndication Agent and Arranger under our Revolving Credit Facility. The underwriters and their affiliates may therefore receive 5% or more of the net proceeds of this offering due to the repayment of such indebtedness. Therefore, such underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, the underwriters will not confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker dealers in accordance with the applicable U.S. securities laws and regulations.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are agents, lenders and arrangers under the Revolving Credit Facility and the U.K. Term Loan. Such underwriters and their affiliates will therefore receive their respective share of any payment by the Company of amounts outstanding under any indebtedness with the net proceeds to be received from the offering of the notes. See “—Conflicts of Interest.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the European Union’s Directive 2003/71/EC (as amended, including by Directive 2010/73/EU, the “Prospectus Directive”), as implemented in the Member States of the EEA.

MIFID II product governance. Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels. For these purposes “manufacturer” and “distributor” are to be construed in accordance with MiFID II and the rules and regulations promulgated thereunder.

Prohibition of sales to EEA retail investors. The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC, as amended (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by PRIIPs for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under PRIIPs.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and the contents of such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to or otherwise communicated with, and must not be passed on to, any person in the United Kingdom except in circumstances in which section 21(1) of FSMA will not apply. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement and accompanying prospectus nor other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any note other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) pursuant to Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offer of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

Various legal matters will be passed upon for us by Latham & Watkins LLP, District of Columbia, as to matters of U.S. federal and New York state law, and Woodburn and Wedge, Reno, Nevada, as to matters of Nevada state law. Various matters will be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York, as to matters of U.S. federal and New York state law.

EXPERTS

The combined financial statements of the Enterprise Services Business of Hewlett Packard Enterprise Company (Everett SpinCo, Inc., subsequently renamed DXC Technology Company) at October 31, 2016 and 2015, and for each of the three years in the period ended October 31, 2016, appearing in Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the SEC on February 24, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CSC, incorporated in this prospectus supplement by reference from CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the effectiveness of CSC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

THIS PROSPECTUS SUPPLEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS SUPPLEMENT. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus supplement or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the SEC on February 24, 2017 (but only the items set forth under the captions “Risk Factors,” “The Transactions,” “The Transaction Agreements,” “Debt Financing,” “Additional Agreements Related to the Separation, the Distribution and the Merger,” and “Financial Statements—Combined Financial Statements of Everett SpinCo, Inc.”);

•	CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on May 26, 2017;

•	CSC’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders filed with the SEC on June 24, 2016 (but only the information set forth therein that is incorporated by reference into Part III of CSC’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016);

•	Everett SpinCo, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017 filed with the SEC on March 30, 2017;

•	DXC’s Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2017 filed with the SEC on August 9, 2017, for the fiscal quarter ended September 30, 2017 filed with the SEC on November 8, 2017 and for the fiscal quarter ended December 31, 2017 filed with the SEC on February 9, 2017;

•	DXC’s Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders filed with the SEC on June 23, 2017, as supplemented on July 26, 2017 and August 4, 2017; and

•	DXC’s Current Reports on Form 8-K filed with the SEC on April 6, 2017 (two reports), June 14, 2017, June 21, 2017, July 19, 2017, August 9, 2017, August 14, 2017 (two reports), August 17, 2017, September 18, 2017, October 2, 2017, October 12, 2017, October 13, 2017, December 21, 2017 and January 23, 2018.

We also incorporate by reference any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the date all of the securities offered by this prospectus supplement are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus supplement. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference in the registration statement of which this prospectus supplement and the accompanying prospectus are a part but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). You may request a copy of these documents by writing or telephoning us at:

Investor Relations Department

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9700.

PROSPECTUS

DXC Technology Company

Debt Securities

By this prospectus, we may offer and sell from time to time debt securities.

This prospectus provides you with a general description of the debt securities we may offer.

Each time debt securities are sold using this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before you invest.

Investing in these debt securities involves certain risks. You should read “Risk Factors” in this prospectus and the risks and uncertainties described in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated or deemed incorporated by reference into this prospectus, for more information about important risks that you should consider before you invest.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debt securities may be offered and sold directly to purchasers or to or through underwriters, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution” on page 17. If any underwriters, dealers or agents are involved in the sale of any of the debt securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

The date of this prospectus is August 14, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell, at any time and from time to time, in one or more offerings, any of the debt securities described in this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The prospectus supplement also will contain, with respect to the debt securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, any initial public offering price, the price paid to us for the debt securities, the manner of distribution, the compensation of any underwriters, dealers or agents and the net proceeds to us. For more detail on the terms of the debt securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

Pursuant to this registration statement, we may offer, issue and sell debt securities as set forth on the cover page of this prospectus. Because we are a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional debt securities by filing a prospectus supplement with the SEC at the time of the offer. In addition, we are able to add our subsidiaries and debt securities to be issued by them if we guarantee such debt securities.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus, in conformity with accounting principles generally accepted in the United States, or “GAAP.” We report our results based on a fiscal year that ends on March 31st. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We are only responsible for the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement and in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell any debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, unless otherwise specified or where it is clear from the context that the term only means the issuer, the terms “DXC,” the “Company,” “we,” “us,” and “our” refer to DXC Technology Company and its consolidated subsidiaries. The term “CSC” refers to Computer Sciences Corporation and its consolidated subsidiaries. References to “debt securities” include any security that we might sell under this prospectus or any prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements and assumptions contained in this prospectus and in the documents incorporated by reference herein that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Forward-looking statements often include words such as “anticipates,” “believes,” “estimates,” “expects,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.

Forward-looking statements include, among other things, statements with respect to DXC’s financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of DXC’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to:

•	the integration of DXC with CSC’s business, operations and culture and the ability to operate as effectively and efficiently as expected, and the combined company’s ability to successfully manage and integrate acquisitions generally;

•	the ability to realize the synergies and benefits expected to result from the Transactions (as defined below) within the anticipated time frame or in the anticipated amounts;

•	other risks related to the Transactions including anticipated tax treatment, unforeseen liabilities, and future capital expenditures;

•	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate our business;

•	changes in senior management, the loss of key employees or the ability to retain and hire key personnel and maintain relationships with key business partners;

•	business interruptions in connection with our technology systems;

•	the competitive pressures faced by our business;

•	the effects of macroeconomic and geopolitical trends and events;

•	the need to manage third-party suppliers and the effective distribution and delivery of our products and services;

•	the protection of our intellectual property assets, including intellectual property licensed from third parties;

•	the risks associated with international operations;

•	the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends;

•	the execution and performance of contracts by us and our suppliers, customers, clients and partners;

•	the resolution of pending investigations, claims and disputes; and

•	the other factors described under the caption “Risk Factors” of this prospectus and incorporated by reference in this prospectus and in any prospectus supplement.

No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

RISK FACTORS

Investing in our debt securities involves risks. In connection with any investment in our debt securities, you should consider carefully (i) the factors incorporated by reference into this prospectus, including from our quarterly report on Form 10-Q filed with the SEC on August 9, 2017 and our Registration Statement on Form S-4/A filed with the SEC on February 24, 2017, (ii) the other information set forth elsewhere in this prospectus and in the documents incorporated by reference into this prospectus and (iii) any risk factors set forth in the applicable prospectus supplement.

ABOUT DXC

DXC is the world’s leading independent, end-to-end IT services company, helping clients harness the power of innovation to thrive on change. DXC serves nearly 6,000 private and public sector clients across 70 countries. The company’s technology independence, global talent and extensive partner network combine to deliver powerful next-generation IT services and solutions. DXC is recognized among the best corporate citizens globally. DXC’s reportable segments are Global Business Services (“GBS”), Global Infrastructure Services (“GIS”) and United States Public Services (“USPS”).

DXC was formed pursuant to a series of transactions through which DXC was spun off from Hewlett Packard Enterprise Company and a wholly-owned subsidiary of DXC was merged with CSC (the “Transactions”). Following completion of the Transactions, DXC became a separate publicly traded company, and its common stock began regular-way trading under the symbol “DXC” on the New York Stock Exchange (the “NYSE”) on April 3, 2017. You should read this prospectus and any prospectus supplement together with the additional information contained under the heading “Where You Can Find More Information” for more information regarding the Transactions and DXC.

DXC is incorporated in the State of Nevada. Our principal executive offices, including our global headquarters, are located at 1775 Tysons Boulevard, Tysons, Virginia 22102 and our telephone number at that address is (703) 245-9700. DXC’s website address is www.dxc.technology. This is a textual reference only. The information on, or accessible through, DXC’s website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to any debt securities.

RECENT DEVELOPMENTS

The Company modified its segment reporting and retroactively reflected the legal capital of DXC on April 1, 2017 as recasted within the Company’s Form 10-Q as of and for the three months ended June 30, 2017.

As a result of the Merger, DXC now has a separate operating segment, United States Public Sector, and changed its primary segment performance measure to segment profit from the previously reported consolidated segment operating income. Segment profit includes certain corporate general and administrative costs and excludes certain costs associated with impacts from corporate wide strategic decisions. Segment profit for GBS, GIS, and All Other were $492 million, $306 million, and ($180) million for fiscal year 2017; $417 million, $239 million, and ($251) million for fiscal year 2016; and $542 million, $276 million, and ($343) million for fiscal year 2015, respectively.

In addition, the Company effected a recapitalization of its Common Stock and Preferred Stock (the “Recapitalization”). The Recapitalization, which converted our historical share price from par value $1.00 to par value $0.01 per share, resulted in no change to our total stockholders’ equity or earnings per share.

We did not reissue the audited financial statements incorporated by reference in the Registration Statement to reflect such change in the segment performance measure and the components of equity. These changes will be incorporated the next time the audited periods are issued or reissued.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes including, but not limited to, working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of earnings to fixed charges for (i) DXC on a historical basis and (ii) CSC on a historical basis, for each of the fiscal years in the last five-year period.

For the purpose of computing these ratios, “earnings” consists of income before taxes, interest and expense on indebtedness and the interest portion of rentals. “Fixed charges” consists of interest expense, rental expense and capitalized interest. The ratio was calculated by dividing the sum of the earnings (as defined above) by the sum of the fixed charges (as defined above).

	Three Months Ended June 30, 2017	Fiscal year Ended
		March 31, 2017		April 1, 2016	April 3, 2015		March 28, 2014	March 29, 2013
Ratio of earnings to fixed charges	2.1	—	(a)	1.0	—	(b)	4.6	—	(c)

(a)	Earnings were insufficient to cover fixed charges during fiscal 2017 by $175 million.
(b)	Earnings were insufficient to cover fixed charges during fiscal 2015 by $674 million.
(c)	Earnings were insufficient to cover fixed charges during fiscal 2013 by $249 million.

DESCRIPTION OF THE DEBT SECURITIES

The following summary describes the general terms and provisions of the debt securities covered by this prospectus. When we offer to sell a particular series of debt securities, we will describe in a prospectus supplement the specific terms of, and the extent, if any, to which the general terms set forth below do not apply to, such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. If any information set forth in a prospectus supplement regarding the terms and provisions of a particular series of debt securities is inconsistent with the information set forth below, the information in the prospectus supplement will supersede and replace the information in this prospectus.

Because the following is a summary, it may not contain all the information that may be important to you. For further information, you should read the indenture, which is an exhibit to the registration statement of which this prospectus is a part. A copy of the indenture is also available from us upon request at the contact information specified in ”Where You Can Find More Information.” This summary is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including definitions of certain terms used in it.

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute senior debt of DXC and will represent its general obligations. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated senior debt of DXC from time to time outstanding. In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by any such subordinated debt securities in certain events.

The debt securities covered by this prospectus will be issued under an indenture dated March 27, 2017 (the “indenture”) between DXC and U.S. Bank National Association, as trustee (the “trustee”), as supplemented from time to time. We have summarized certain terms and provisions of the indenture. The summary is not complete. The indenture has been incorporated by reference as an exhibit to the registration statement for these debt securities that we have filed with the SEC. You should read the indenture for the provisions which may be important to you. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title of the debt securities of the series to be issued, including CUSIP numbers, if available;

•	the designation and aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be issued, including whether the securities will be issued at par or at a premium over or a discount from their face amount;

•	the date or dates on which the principal of the debt securities of the series is payable or the method of determination thereof;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the right, if any, to extend interest payment periods and the duration of the extension;

•	the interest payment dates and the record dates for the interest payments;

•	the place and dates on which premium will be paid, if any;

•	the place where we will pay principal and interest, and the place where the debt securities may be presented for transfer;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

•	if other than denominations of $2,000 or integral multiples of $1,000 in excess thereof, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	any deletion from, modification of or addition to the Events of Default or covenants provided for with respect to the debt securities and any change in the acceleration provisions provided for with respect to the debt securities;

•	any agents for the debt securities, including trustees, depositories, authentication or paying agents, transfer agents or registrars;

•	our right, if any, to defer payment of interest and the maximum length of this deferral period;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	any other terms of the debt securities of such series (which are not prohibited under the indenture), including any additional events of default or covenants.

Events of Default

Each of the following is an event of default with respect to each series of debt securities issued under the indenture:

1)	default in paying interest on the debt securities of a series when due and the default continues for a period of 90 days or more and the time for payment has not been extended or deferred;

2)	default in paying principal, or premium, if any, on the debt securities of that series when due;

3)	default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 90 days or more after DXC receives written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

4)	if any of DXC’s Indebtedness in the aggregate outstanding principal amount of $250 million or more either (1) becomes due and payable prior to the due date for payment of such Indebtedness by reason of acceleration of such Indebtedness following a default by DXC or (2) is not repaid at, and remains unpaid after, maturity as extended by any applicable period of grace or any guarantee given by DXC in respect of Indebtedness of any other person in the aggregate outstanding principal amount of $250 million or more is not honored when, and remains dishonored after, becoming due; and

5)	certain events of bankruptcy, insolvency, reorganization.

If an event of default (other than an event of default specified in clause (5) with respect to DXC) under the indenture occurs with respect to the debt securities of a series and is continuing, then the trustee may and, at the direction of the holders of at least 25% in principal amount of the outstanding debt securities of such series, will by written notice, require DXC to repay immediately the entire principal amount of the outstanding debt securities of such series, together with all accrued and unpaid interest and premium, if any.

If an event of default under the indenture specified in clause (5) with respect to DXC occurs and is continuing, then the entire principal amount of the outstanding debt securities of a series will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (5) described above, the holders of a majority in principal amount of outstanding debt securities of a series may rescind this accelerated payment requirement if all existing Events of Default with respect to the debt securities of such series, except for nonpayment of the principal and interest on the debt securities of such series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount of the outstanding debt securities of a series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt securities of a series, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of such series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request to the trustee to institute a proceeding and have offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request, and the trustee has failed to do so within 60 days after it received this notice. In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of a series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment with respect to such debt security.

During the existence of an event of default of which a responsible officer of the trustee has actual knowledge or has received written notice from DXC or any holder of the debt securities, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs. If an event of default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee security or indemnity as the trustee may reasonably require. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

A holder of debt securities will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of a series have made a written request, and such holders have offered indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request; and

•	the trustee does not institute such proceeding, and does not receive from the holders of a majority in aggregate principal amount of the then outstanding debt securities of such series other conflicting directions within 60 days after such notice, request and offer.

DXC is required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

“Indebtedness” of any specified person as used in this section means, without duplication, any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or obligations under capital leases, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon an unconsolidated balance sheet of such person in accordance with GAAP (but does not include contingent liabilities which appear only in a footnote to a balance sheet); provided that Indebtedness shall exclude (i) Indebtedness that is required to be converted at, or prior to, maturity into equity securities of DXC, and (ii) advances and overdrafts in respect of cash pooling and multi-currency notional pooling programs.

“GAAP” as used in this section means generally accepted accounting principles set forth in the opinions and pronouncements of the Public Company Accounting Oversight Board (United States) and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the indenture.

Modification and Waiver

DXC and the trustee may amend or modify the indenture or the debt securities without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of DXC’s obligations in the case of a merger or consolidation and DXC’s discharge upon such assumption;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of any series or to surrender any right or power herein conferred upon DXC;

•	provide for or add guarantors with respect to the debt securities of any series and provide the terms of such guarantees;

•	secure the debt securities of any series;

•	establish the form or forms of debt securities of a series;

•	qualify the indenture under the Trust Indenture Act;

•	to permit or facilitate the defeasance and discharge of the debt securities of a series; provided, however, that any such action shall not adversely affect the interest of the holders of debt securities of such series in any material respect;

•	to evidence and provide for the acceptance under the indenture of a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	conform any provision in the indenture to this “Description of the Debt Securities” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of the Debt Securities”; or

•	make any change that does not adversely affect the rights of any holder of debt securities of such series in any material respect.

Other amendments and modifications of the indenture or the debt securities of any series may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of a series affected by the amendment or modification (voting as one class), and DXC’s compliance with any provision of the indenture with respect to any series of debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the waiver (voting as one class). However, no modification or amendment may, without the consent of the holder of each outstanding debt security of a series affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities of such series, alter or waive the redemption provisions of the debt securities of such series;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of such a series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities of such a series;

•	waive a payment default with respect to the debt securities of such a series;

•	reduce the interest rate or extend the time for payment of interest on the debt securities of such a series; or

•	adversely affect the ranking of the debt securities of such a series.

Covenants

Consolidation, Merger or Sale of Assets

DXC will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its assets to any person or persons in a single transaction or through a series of transactions, unless:

•	DXC shall be the continuing person or, if DXC is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•	the surviving entity will expressly assume all of DXC’s obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no event of default has occurred and is continuing; and

•	DXC or the surviving entity will have delivered to the trustee an officer’s certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

The restrictions in the third and fourth bullets of the preceding paragraph shall not be applicable to:

•	the merger or consolidation of DXC with an affiliate of DXC if DXC’s board of directors determines in good faith that the purpose of such transaction is principally to change its state of incorporation or convert its form of organization to another form; or

•	the merger of DXC with or into a single direct or indirect wholly-owned subsidiary of DXC.

If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of DXC’s assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of DXC under the indenture with the same effect as if such successor corporation had been named in its place in the indenture.

Notwithstanding the foregoing, DXC may consolidate or combine with or merge with or into another corporation, solely for the purpose of reincorporating DXC in the United States, any state thereof, the District of Columbia or any territory thereof.

SEC Reports

So long as the debt securities of any series are outstanding, DXC shall furnish to the Trustee, within 15 days after the filing of the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which DXC (or, should DXC at such time be a wholly-owned subsidiary of another person and not making separate filings with SEC, such person) files with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act, and comply with the other provisions of Section 314(a) of the Trust Indenture Act.

DXC will be deemed to have furnished such reports referred to in this section to the trustee and the noteholders if DXC has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any direct or indirect parent company of DXC becomes a guarantor or co-issuer of the debt securities, it may satisfy its obligations under this covenant by furnishing information relating to such parent in the manner prescribed in the first and second paragraphs of this covenant.

Notwithstanding anything herein to the contrary, DXC will not be deemed to have failed to comply with its obligations under this covenant until 120 days after the date any report or other information is due hereunder.

Satisfaction, Discharge and Covenant Defeasance

DXC may terminate its obligations under the indenture with respect to debt securities of any series, when:

•	either:

•	all debt securities of such series that have been authenticated and delivered have been accepted by the trustee for cancellation; or

•	all debt securities of such series that have not been accepted by the trustee for cancellation will become due and payable within one year (a “discharge”) and DXC has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in DXC’s name and at DXC’s expense, and DXC has irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on such debt securities, including principal, interest and any premium, which for purposes of this paragraph shall be calculated without applying any “present value discount” and using a Treasury Rate of no less than zero;

•	DXC has paid or has caused to be paid all other sums then due and payable under the indenture with respect to the debt securities of such series; and

•	DXC has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series of debt securities have been complied with.

DXC may elect to have its obligations under the indenture discharged with respect to the debt securities of any series (“legal defeasance”). Legal defeasance means that DXC will be deemed to have paid and discharged the entire indebtedness represented by the debt securities, except for:

•	the rights of holders of the debt securities of such series to receive principal, interest and any premium when due;

•	obligations with respect to the debt securities of such series concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for note payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, DXC may elect to have its obligations with respect to a series of debt securities released with respect to certain covenants in the indenture (“covenant defeasance”). Following covenant defeasance, any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of such series. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default with respect to such series of debt securities.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of a series:

•	DXC must irrevocably have deposited or caused to be deposited with the trustee funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of such series:

•	money in an amount;

•	U.S. Government Obligations; or

•	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity of such series or if DXC has made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in its name and at its expense, the redemption date;

•	in the case of legal defeasance, DXC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee stating that, as a result of an Internal Revenue Service ruling or a change in applicable federal income tax law, the beneficial owners of the debt securities of such series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•	in the case of covenant defeasance, DXC has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee to the effect that the beneficial owners of the debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•	no default has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•	the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of such series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which DXC is a party; and

•	DXC has delivered to the trustee, an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

The Trustee

U.S. Bank National Association is trustee under the indenture. DXC may have other routine banking relationships with the trustee in the ordinary course of business.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

None of our past, present or future directors, officers, employees, incorporators or stockholders, as such, will have any liability for our obligations under the debt securities, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry System and Form of Debt Securities

The debt securities will be issued in registered, global form (the “Global Notes”) and will be deposited upon issuance with the trustee as custodian for The Depository Trustee Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive debt securities in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urges investor to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DXC and the trustee will treat the persons in whose names the debt securities, including the Global Notes, are registered as the owners of the debt securities for the purpose of receiving payments and for all other purposes. Consequently, neither DXC, the trustee nor any agent of DXC or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the debt securities (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of debt securities will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or DXC. Neither DXC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the debt securities, and DXC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or

Clearstream, as the case may be, by their respective depositaries; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the debt securities as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the debt securities, DTC reserves the right to exchange the Global Notes for debt securities in certificated form, and to distribute such debt securities to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of DXC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue the debt securities in definitive form in exchange for the Global Notes representing such debt securities. In this case, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of debt securities represented by such Global Note equal in principal amount to such beneficial interest and to have such debt securities registered in its name.

Same Day Settlement and Payment

Secondary market trading between Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised DXC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

PLAN OF DISTRIBUTION

We may sell our debt securities in any of the following ways:

•	To or through underwriters;

•	through brokers or dealers;

•	through agents;

•	directly to purchasers;

•	through a specific bidding, ordering or auction process or otherwise; and

•	any combination of these methods of sale.

Registration of the debt securities covered by this prospectus does not mean that those debt securities necessarily will be offered or sold.

The prospectus supplement with respect to the debt securities being offered will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the debt securities and the proceeds we will receive from the sale;

•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers.

Underwriters

If we use underwriters for a sale of debt securities, we will enter into an underwriting agreement with the underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased. The underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Dealers

If we use dealers in a sale, we will sell the debt securities to the dealers as principals. The dealers may then resell such debt securities to the public at varying prices that they determine at the time of resale.

Agents

If we use agents in a sale, unless we inform you otherwise in a prospectus supplement, the agents will act on a best-efforts basis to solicit purchases for the period of their appointment.

Compensation

In connection with the sale of our debt securities, underwriters or agents may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters as defined in the Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us and any profit realized by them on the resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act.

Direct Sales

We may directly solicit offers to purchase our debt securities, and we may directly sell our debt securities to institutional investors or others, who may be deemed to be underwriters within the Securities Act with respect to any resales. We will describe the terms of any direct sales in a prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers from institutional investors to purchase debt securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, they will be subject only to those conditions that we set forth in a prospectus supplement, and the prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters, dealers and agents who participate in the distribution of the debt securities may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain liabilities, including liabilities under the Securities Act. Underwriters, dealers or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the debt securities on a national securities exchange. If the debt securities of any series are sold to or through underwriters, the underwriters may make a market in such debt securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the debt securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the debt securities of any series.

LEGAL MATTERS

The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP and Woodburn and Wedge, Reno, Nevada. Any underwriters, dealers or agents will be advised by their own legal counsel about other issues relating to any offering.

EXPERTS

The combined financial statements of the Enterprise Services Business of Hewlett Packard Enterprise Company (Everett SpinCo, Inc., subsequently renamed DXC Technology Company) at October 31, 2016 and 2015, and for each of the three years in the period ended October 31, 2016, appearing in Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. on Form S-4 filed with the SEC on February 24, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of CSC, incorporated in this registration statement by reference from CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, and the effectiveness of CSC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE TAKE NO RESPONSIBILITY FOR, AND CAN PROVIDE NO ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules. These documents contain important information about us and our financial condition.

•	Amendment No. 3 to Registration Statement of Everett SpinCo, Inc. (subsequently renamed DXC Technology Company) on Form S-4 filed with the SEC on February 24, 2017 (but only the items set forth under the captions “Risk Factors,” “The Transactions,” “The Transaction Agreements,” “Debt Financing,” “Additional Agreements Related to the Separation, the Distribution and the Merger,” and “Financial Statements—Combined Financial Statements of Everett SpinCo, Inc.”)

•	CSC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC on May 26, 2017;

•	CSC’s Definitive Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders filed with the SEC on June 24, 2016 (but only the information set forth therein that is incorporated by reference into Part III of CSC’s Annual Report on Form 10-K for the fiscal year ended April 1, 2016);

•	DXC’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017 filed with the SEC on August 9, 2017;

•	DXC’s Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders filed with the SEC on June 23, 2017, as supplemented on July 26, 2017;

•	DXC’s Current Reports on Form 8-K filed with the SEC on April 6, 2017 (two reports), June 14, 2017, June 21, 2017, July 19, 2017 and August 9, 2017; and

•	Everett Spinco, Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2017 filed with the SEC on March 31, 2017.

We also incorporate by reference any future filings of DXC made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the debt securities offered by this prospectus or any prospectus supplement are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference in this prospectus or in any prospectus supplement. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

You may request a copy of these filings at no cost, by writing or telephoning us at:

Investor Relations Department

DXC Technology Company

1775 Tysons Boulevard

Tysons, Virginia 22102

(703) 245-9700

£

    % Senior Notes due 2025

PROSPECTUS SUPPLEMENT

Active Bookrunners

Lloyds Bank

BofA Merrill Lynch

Joint Bookrunners

Barclays

Mizuho Securities

MUFG

RBC Capital Markets

                , 2018